Filed Pursuant to Rule 424B5
File No. 333-124535
PROSPECTUS SUPPLEMENT
(To prospectus dated August 3, 2005)
12,000,000 Securities
USB Capital VII
5.875% Trust Preferred Securities
fully and unconditionally guaranteed by

        The 5.875% Trust Preferred Securities, each with $25 liquidation amount, are referred to in this prospectus supplement as the “capital securities.” A brief description of the capital securities can be found under “Summary” in this prospectus supplement.
      We will apply to list the capital securities on the New York Stock Exchange under the symbol “USB Pr F.” Trading of the capital securities on the New York Stock Exchange is expected to commence within 30 days of the date of the initial delivery of the capital securities.
      Investing in the capital securities involves risks. See “Risk Factors” beginning on page S-7.
       The capital securities and the junior subordinated debentures are not deposits or other obligations of a bank. They are not insured by the FDIC or any other government agency.
      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Capital
	Security	Total

Public offering price(1)	$25.00	$300,000,000
Underwriting commission to be paid by U.S. Bancorp	$0.7875	$9,450,000
Proceeds (before expenses)	$24.2125	$290,550,000

(1)	Any accrued distributions on the capital securities from August 15, 2005 should be added to the public offering price.
     We have granted the underwriters a right to request from us the opportunity to purchase up to 1,800,000 additional capital securities at the public offering price less the underwriting commission of $.7875 per capital security, within 30 days from the date of this prospectus supplement to cover over-allotments, if any.
      The underwriters expect to deliver the capital securities in book-entry form only through The Depository Trust Company on or about August 15, 2005.

Citigroup	Morgan Stanley
Merrill Lynch & Co.

UBS Investment Bank

Wachovia Securities
A.G. Edwards

Charles Schwab & Co., Inc.

RBC Dain Rauscher

The date of this prospectus supplement is August 3, 2005.

Prospectus Supplement
      You should rely only on the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus. This prospectus supplement and the accompanying prospectus may be used only for the purpose for which they have been prepared. No one is authorized to give information other than that contained in this prospectus supplement and the accompanying prospectus and in the documents referred to in this prospectus supplement and the accompanying prospectus and which are made available to the public. We have not, and the underwriters have not, authorized any other

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person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it.
      We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information appearing in this prospectus supplement, the accompanying prospectus or any document incorporated by reference is accurate as of any date other than the date of the applicable document. Our business, financial condition, results of operations and prospects may have changed since that date. This prospectus supplement and the accompanying prospectus do not constitute an offer, or an invitation on our behalf or on behalf of the underwriters, to subscribe for and purchase, any of the capital securities, and may not be used for or in connection with an offer or solicitation by anyone, in any jurisdiction in which such an offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

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SUMMARY

The following information should be read together with the information contained in other parts of this prospectus supplement and in the accompanying prospectus. It may not contain all the information that is important to you. You should carefully read this entire prospectus supplement and the accompanying prospectus to understand fully the terms of the capital securities and the related guarantee and junior subordinated debentures, as well as the tax and other considerations that are important to you in making a decision about whether to invest in the capital securities. To the extent the following information is inconsistent with the information in the accompanying prospectus, you should rely on the following information. You should pay special attention to the “Risk Factors” section of this prospectus supplement to determine whether an investment in the capital securities is appropriate for you.
About U.S. Bancorp
      We are a multi-state financial holding company with $204 billion in assets at June 30, 2005, headquartered in Minneapolis, Minnesota. We were incorporated in Delaware in 1929 and operate as a financial holding company and a bank holding company under the Bank Holding Company Act of 1956. We provide a full range of financial services, including lending and depository services, cash management, foreign exchange and trust and investment management services. We also engage in credit card services, merchant and automated teller machine processing, mortgage banking, insurance, brokerage, leasing and investment banking. We are the parent company of U.S. Bank.
      Our banking subsidiaries are engaged in the general banking business, principally in domestic markets. Our subsidiaries range in size from $25 million to $128 billion in deposits at December 31, 2004, and provide a wide range of products and services to individuals, businesses, institutional organizations, governmental entities and other financial institutions. Commercial and consumer lending services are principally offered to customers within our domestic markets, to domestic customers with foreign operations and within certain niche national venues. Lending services include traditional credit products as well as credit card services, financing and import/export trade, asset-backed lending, agricultural finance and other products. Leasing products are offered through bank leasing subsidiaries. Depository services include checking accounts, savings accounts and time certificate contracts. Ancillary services such as foreign exchange, treasury management and receivable lock-box collection are provided to corporate customers. Our bank and trust subsidiaries provide a full range of asset management and fiduciary services for individuals, estates, foundations, businesses and charitable organizations.
      Our nonbanking subsidiaries primarily offer investment and insurance products to our customers principally within their markets and mutual fund processing services to a broad range of mutual funds.
      Banking and investment services are provided through a network of 2,383 banking offices principally operating in 24 states in the Midwest and West. U.S. Bancorp operates a network of 4,877 branded ATMs and provides 24-hour, seven day a week telephone customer service. Mortgage banking services are provided through banking offices and loan production offices throughout our markets. Consumer lending products may be originated through banking offices, indirect correspondents, brokers or other lending sources, and a consumer finance division. We are also one of the largest providers of Visa® corporate and purchasing card services and corporate trust services in the United States. A wholly-owned subsidiary, NOVA Information Systems, Inc., provides merchant processing services directly to merchants through a network of banking affiliations. Affiliates of NOVA Information Systems, Inc. provide similar merchant services in Canada and segments of Europe. These foreign operations are not significant to us.
      Our common stock is traded on the New York Stock Exchange under the ticker symbol “USB.” Our principal executive offices are located at 800 Nicollet Mall, Minneapolis, Minnesota 55402, and our telephone number is (651) 466-3000.

About USB Capital VII
      USB Capital VII is a statutory trust organized under Delaware law by the trustees and us. USB Capital VII was established solely for the following purposes:

•	to issue the capital securities, which represent undivided beneficial ownership interests in USB Capital VII’s assets, to the public;

•	to use proceeds from the sale of capital securities to buy our junior subordinated debentures;

•	to issue the common securities to us in a total liquidation amount equal to at least 3% of USB Capital VII’s total capital in exchange for our junior subordinated debentures;

•	to maintain USB Capital VII’s status as a grantor trust for federal income tax purposes; and

•	to engage in other activities that are directly related to the activities described above, such as registering the transfer of the capital securities.
      Because USB Capital VII was established only for the purposes listed above, the junior subordinated debentures will be USB Capital VII’s sole assets. Payments on the junior subordinated debentures will be USB Capital VII’s sole source of income. USB Capital VII will issue only one series of capital securities.
The Offering

Title	USB Capital VII 5.875% Trust Preferred Securities.

Securities Offered	12,000,000 capital securities in denominations of $25 each with an aggregate liquidation amount of $300,000,000. Each capital security will represent an undivided beneficial ownership interest in the assets of USB Capital VII. Each capital security will entitle its holder to receive quarterly cash distributions as described below.

USB Capital VII	The issuer of the capital securities is USB Capital VII, a Delaware statutory trust. We created it for the sole purpose of issuing the capital securities to the public, using the proceeds of the sale to buy our 5.875% junior subordinated debentures due 2035, issuing common securities to us in exchange for an additional amount of junior subordinated debentures, and engaging in the other transactions described below.

USB Capital VII has five trustees. The three administrative trustees are officers of U.S. Bancorp. Delaware Trust Company, National Association will act as the property trustee and the Delaware trustee of USB Capital VII.

USB Capital VII will hold the junior subordinated debentures that it buys from us and that it receives in exchange for the issuance of common securities to us. We will retain the common securities that we receive from USB Capital VII. We will pay interest on the junior subordinated debentures at the same rate and at the same times as USB Capital VII makes payments on the capital securities. USB Capital VII will use the payments it receives on the junior subordinated debentures to make the corresponding payments on the capital securities. We will guarantee payments made on the capital securities to the extent described below. Both the junior subordinated debentures and the guarantee will be subordinated to the holders of our existing and future senior debt.

Distributions	If you purchase the capital securities, as an undivided beneficial owner in the junior subordinated debentures, you will be entitled to receive cumulative cash distributions at an annual rate of 5.875%. Interest on the junior subordinated debentures will accrue, and as a result distributions on the capital securities will accumulate, from the date of issuance, and will be paid quarterly in arrears on August 15, November 15, February 15 and May 15 of each year, beginning November 15, 2005, unless they are deferred as described below.

Distribution Deferral	We can, on one or more occasions, defer the quarterly interest payments on the junior subordinated debentures for up to 20 consecutive quarterly periods. In other words, we may declare at our discretion up to a five-year interest payment moratorium on the junior subordinated debentures and may choose to do that on more than one occasion. A deferral of interest payments cannot extend, however, beyond the maturity date of the junior subordinated debentures, nor can we begin a new interest deferral period until we have paid all accrued interest on the junior subordinated debentures from the previous interest deferral period.

If we defer interest payments on the junior subordinated debentures, USB Capital VII will also defer distributions on the capital securities. Any deferred interest on the junior subordinated debentures will accrue additional interest at an annual rate of 5.875%, and, as a result, any deferred distributions will accumulate additional amounts at an annual rate of 5.875%, compounded quarterly, to the extent permitted by applicable law. Once we pay all deferred interest payments on the junior subordinated debentures, with accrued interest, we can again defer interest payments on the junior subordinated debentures as described above, but not beyond the maturity date of the junior subordinated debentures.

During any period in which we defer interest payments on the junior subordinated debentures, we will not and our subsidiaries will not do any of the following, with certain limited exceptions:

• declare or pay any dividends or distributions, or redeem, purchase, acquire, or make a liquidation payment on any of our capital stock;

• make any payment of principal of or interest or premium, if any, on or repay, repurchase or redeem any of our debt securities (including other junior subordinated debentures) that rank equally with or junior in interest to the junior subordinated debentures; or

• make any guarantee payments on any guarantee of debt securities of any of our subsidiaries (including under other guarantees of junior subordinated debentures) if the guarantee ranks equally with or junior in interest to the junior subordinated debentures, except in some circumstances.

If we defer payments of interest on the junior subordinated debentures, the junior subordinated debentures will be treated at that time as being issued with original issue discount for United States federal income tax purposes. This means you would be required to accrue interest income in an amount equal to the deferred distributions on your capital securities even though you would not be receiving any cash distributions on your capital securities. These amounts would be included in your gross income for United States federal income tax purposes. For more information, see below under the caption “United States Federal Income Tax Consequences” in this prospectus supplement.

Redemption	USB Capital VII will redeem all of the outstanding capital securities when the junior subordinated debentures are repaid at maturity. The junior subordinated debentures are scheduled to mature on August 15, 2035.

In addition, if we redeem any junior subordinated debentures before their maturity, USB Capital VII will use the cash it receives on the redemption of the junior subordinated debentures to redeem, on a proportionate basis, the capital securities and the common securities. We can redeem the junior subordinated debentures before their maturity at 100% of their principal amount plus accrued and unpaid interest in whole or in part on one or more occasions any time on or after August 15, 2010, or in whole at any time if certain changes occur in tax or investment company laws and regulations or in the treatment of the capital securities for bank regulatory purposes. These circumstances are more fully described below under the caption “Certain Terms of the Capital Securities — Redemption” in this prospectus supplement.

We will not redeem the junior subordinated debentures unless we obtain the prior approval of the Board of Governors of the Federal Reserve System (the “Federal Reserve”) to do so, if then required under the Federal Reserve Board’s capital rules.

Liquidation Preference	Upon any dissolution, winding-up or liquidation of USB Capital VII involving the liquidation of the junior subordinated debentures, the holders of the capital securities will be entitled to receive, out of assets held by USB Capital VII, subject to the rights of any creditors of USB Capital VII, the liquidation distribution in cash. USB Capital VII will be able to make this distribution of cash only if we redeem the junior subordinated debentures.

The Guarantee	We will fully and unconditionally guarantee the payment of all amounts due on the capital securities to the extent USB Capital VII has funds available for payment of such distributions.

We also are obligated to pay most of the expenses and obligations of USB Capital VII (other than USB Capital VII’s obligations to make payments on the capital securities and common securities, which are covered only by the guarantee).

The guarantee does not cover payments when USB Capital VII does not have sufficient funds to make payments on the capital securities. In other words, if we do not make a payment on the junior subordinated debentures, USB Capital VII will not have sufficient funds to make payments on the capital securities, and the guarantee will not obligate us to make those payments on USB Capital VII’s behalf. In addition, our obligations under the guarantee are subordinate to our obligations to other creditors to the same extent as the junior subordinated debentures. For more information, see “Description of the Guarantee” in the accompanying prospectus.

Dissolution of USB Capital VII and Distribution of the Junior Subordinated Debentures	We can dissolve USB Capital VII at any time, subject to obtaining the prior approval of the Federal Reserve Board to do so, if then required under the Federal Reserve Board’s capital rules.

If we dissolve USB Capital VII, or if USB Capital VII dissolves because of certain other specified events (such as our bankruptcy), USB Capital VII will distribute the junior subordinated debentures to holders of the capital securities and the common securities on a proportionate basis.

Use of Proceeds	The net proceeds from the offering of the capital securities are estimated to be $290,445,000, or $334,027,500 if the underwriters exercise their over-allotment option in full. We intend to use all of the proceeds from the sale of the capital securities for general corporate purposes. We expect the capital securities to qualify as Tier 1 capital under the capital guidelines of the Federal Reserve Board.

Listing	We will apply to list the capital securities on the New York Stock Exchange. Trading is expected to commence within 30 days after the capital securities are first issued. You should be aware that the listing of the capital securities will not necessarily ensure that an active trading market will be available for the capital securities or that you will be able to sell your capital securities at the price you originally paid for them.

If USB Capital VII distributes the junior subordinated debentures, we will use our best efforts to list them on the New York Stock Exchange or wherever the capital securities are then listed.

Form of the Capital Securities	The capital securities will be represented by one or more global securities that will be deposited with and registered in the name of The Depository Trust Company, New York, New York. This means that you will not receive a certificate for your capital securities and the capital securities will not be registered in your name. For more details, see the information under the caption “Book-Entry Issuance” in the accompanying prospectus.

Summary Selected Consolidated Financial Data of U.S. Bancorp and Subsidiaries
      We provide below our selected consolidated financial data as of and for the periods specified. You should read the data below with the more detailed information, consolidated financial statements and the notes to the consolidated financial statements that we refer you to in the accompanying prospectus under the caption “Where You Can Find More Information.”

	Six Months
	Ended
	June 30,	Year Ended December 31,

	2005	2004	2003	2002

		($ and shares in millions, except per
		share data)
Condensed Income Statement
Net interest income (taxable-equivalent basis)	$3,512	$7,139.9	$7,217.5	$6,847.2
Securities gains (losses), net	(58)	(104.9)	244.8	299.9
Noninterest income	2,981	5,624.1	5,068.2	4,910.8

Total net revenue	6,435	12,659.1	12,530.5	12,057.9
Noninterest expense	2,926	5,784.5	5,596.9	5,740.5
Provision for credit losses	316	669.6	1,254.0	1,349.0

Income from continuing operations before taxes	3,193	6,205.0	5,679.6	4,968.4
Taxable-equivalent adjustment	14	28.6	28.2	32.9
Applicable income taxes	987	2,009.6	1,941.3	1,707.5

Income from continuing operations	2,192	4,166.8	3,710.1	3,228.0
Discontinued operations (after-tax)	—	—	22.5	(22.7)
Cumulative effect of accounting change (after-tax)	—	—	—	(37.2)

Net income	$2,192	$4,166.8	$3,732.6	$3,168.1

Financial Ratios
Return on average assets	2.22%	2.17%	1.99%	1.84%
Return on average equity	22.3	21.4	19.2	18.3
Net interest margin (taxable-equivalent basis)	4.03	4.25	4.49	4.65
Efficiency ratio	45.1	45.3	45.6	48.8
Per Common Share
Earnings per share from continuing operations	$1.19	$2.21	$1.93	$1.68
Diluted earnings per share from continuing operations	1.17	2.18	1.92	1.68
Earnings per share	1.19	2.21	1.94	1.65
Diluted earnings per share	1.17	2.18	1.93	1.65
Dividends declared per share	.60	1.020	.855	.780
Average Balance Sheet Data
Loans	$129,474	$122,141	$118,362	$114,453
Loans held for sale	1,564	1,608	3,616	2,644
Investment securities	42,576	43,009	37,248	28,829
Earning assets	175,022	168,123	160,808	147,410
Assets	199,390	191,593	187,630	171,948
Noninterest bearing deposits	28,784	29,816	31,715	28,715
Deposits	120,332	116,222	116,553	105,124
Short-term borrowings	16,313	14,534	10,503	10,116
Long-term debt	36,211	35,115	33,663	32,172
Shareholders’ equity	19,812	19,459	19,393	17,273
Average shares outstanding	1,842	1,887.1	1,923.7	1,916.0
Average diluted shares outstanding	1,869	1,912.9	1,936.2	1,924.8
Period-end Balance Sheet Data
Loans	$133,444	$126,315	$118,235	$116,251
Allowance for credit losses	2,269	2,269	2,369	2,422
Investment securities	42,299	41,481	43,334	28,488
Assets	203,981	195,104	189,471	180,027
Deposits	121,823	120,741	119,052	115,534
Long-term debt	34,788	34,739	33,816	31,582
Shareholders’ equity	19,901	19,539	19,242	18,436
Regulatory capital ratios
Tangible common equity	6.1%	6.4%	6.5%	5.7%
Tier 1 capital	8.1	8.6	9.1	8.0
Total risk-based capital	12.5	13.1	13.6	12.4
Leverage	7.5	7.9	8.0	7.7

RISK FACTORS
      Before purchasing any capital securities, you should read carefully this prospectus supplement and the accompanying prospectus and pay special attention to the following risk factors.
      Because USB Capital VII will rely on the payments it receives on the junior subordinated debentures to fund all payments on the capital securities, and because USB Capital VII may distribute the junior subordinated debentures in exchange for the capital securities, you are making an investment regarding the junior subordinated debentures as well as the capital securities. You should carefully review the information in this prospectus supplement and the accompanying prospectus about the capital securities, the guarantee and the junior subordinated debentures.
Holders of Our Senior Indebtedness Will Get Paid Before You Will Get Paid Under the Guarantee
      Our obligations under the junior subordinated debentures and the guarantee will be junior in right of payment to all of our existing and future senior debt. This means that we cannot make any payments on the junior subordinated debentures or the guarantee if we are in default on any of our senior debt. In addition, in the event of our bankruptcy, liquidation or dissolution, our assets must be used to pay off our senior obligations in full before any payments may be made on the junior subordinated debentures or the guarantee.
      As of December 31, 2004, we had outstanding senior debt of approximately $24.5 billion. The indenture pursuant to which the junior subordinated debentures will be issued, the guarantee, the certificate of trust which created USB Capital VII and the amended and restated trust agreement, do not limit our ability to incur additional senior debt.
      For more information, see below under the captions “Certain Terms of the Junior Subordinated Debentures — Ranking” in this prospectus supplement and “Description of the Guarantee — Status of Guarantees” in the accompanying prospectus.
Our Results of Operations Depend Upon the Results of Operations of Our Subsidiaries
      We are a holding company that conducts substantially all of our operations through our banks and other subsidiaries. As a result, our ability to make payments on the junior subordinated debentures and the guarantee will depend primarily upon the receipt of dividends and other distributions from our subsidiaries.
      There are various regulatory restrictions on the ability of our banking subsidiaries to pay dividends or make other payments to us. At December 31, 2004, our banking subsidiaries could pay a total of approximately $1.2 billion in dividends to us in a calendar year without prior regulatory approval.
      In addition, our right to participate in any distribution of assets of any of our subsidiaries upon the subsidiary’s liquidation or otherwise, and thus your ability as a holder of the capital securities to benefit indirectly from such distribution, will be subject to the prior claims of creditors of that subsidiary, except to the extent that any of our claims as a creditor of such subsidiary may be recognized. As a result, the capital securities will effectively be subordinated to all existing and future liabilities and obligations of our subsidiaries. Therefore, holders of the capital securities should look only to our assets for payments on the junior subordinated debentures and indirectly on the capital securities. Further, the junior subordinated debentures and the guarantee also will be effectively subordinated to all existing and future obligations of our subsidiaries.
      At December 31, 2004, our subsidiaries had outstanding debt and other liabilities, including deposits, of approximately $175.6 billion.

If We Do Not Make Payments on the Junior Subordinated Debentures, USB Capital VII Will Not Be Able to Pay Distributions and Other Payments on the Capital Securities and the Guarantee Will Not Apply
      USB Capital VII’s ability to make timely distribution and redemption payments on the capital securities is completely dependent upon our making timely payments on the junior subordinated debentures. If we default on the junior subordinated debentures, USB Capital VII will lack funds for the payments on the capital securities. If this happens, holders of capital securities will not be able to rely upon the guarantee for payment of such amounts because the guarantee only guarantees that we will make distribution and redemption payments on the capital securities if USB Capital VII has the funds to do so itself but does not. Instead, you or the property trustee may proceed directly against us for payment of any amounts due on the capital securities.
      For more information, see below under the caption “Certain Terms of the Capital Securities — Trust Enforcement Events” in this prospectus supplement.
Distributions on the Capital Securities Could Be Deferred; You May Have to Include Interest in Your Taxable Income Before You Receive Cash
      As long as the junior subordinated debentures are not in default, we can, on one or more occasions, defer interest payments on the junior subordinated debentures for up to 20 consecutive quarterly periods, but not beyond the maturity date of the junior subordinated debentures. Because interest payments on the junior subordinated debentures fund the distributions on the capital securities, each such deferral would result in a corresponding deferral of distributions on the capital securities.
      We do not intend to defer interest payments on the junior subordinated debentures. However, if we do so in the future, the capital securities may trade at a price that does not reflect fully the value of the accrued but unpaid distributions. Even if we do not do so, our right to defer interest payments on the junior subordinated debentures could mean that the market price for the capital securities may be more volatile than that of other securities without interest deferral rights.
      If we defer interest payments on the junior subordinated debentures, you will be required to accrue interest income for United States federal income tax purposes in respect of your proportionate share of the accrued but unpaid interest on the junior subordinated debentures held by USB Capital VII, even if you normally report income when received. As a result, you will be required to include the accrued interest in your gross income for United States federal income tax purposes prior to your receiving any cash distribution. If you sell your capital securities prior to the record date for the first distribution after a deferral period, you would never receive the cash from us related to the accrued interest that you reported for tax purposes. You should consult with your own tax advisor regarding the tax consequences of an investment in the capital securities.
      For more information regarding the tax consequences of purchasing the capital securities, see below under the caption “United States Federal Income Tax Consequences — Interest Income and Original Issue Discount” and “— Sales of Capital Securities or Redemption of Junior Subordinated Debentures” in this prospectus supplement.
The Capital Securities May Be Redeemed Prior to Maturity; You May Be Taxed on the Proceeds and You May Not Be Able to Reinvest the Proceeds at the Same or a Higher Rate of Return
      The junior subordinated debentures (and therefore the capital securities) may be redeemed in whole or in part on one or more occasions any time on or after August 15, 2010 or in whole upon the occurrence of certain special events relating to changes in tax law, the Investment Company Act of 1940 or the treatment of the capital securities for bank regulatory capital purposes, subject to receipt of any necessary Federal Reserve Board approval. The redemption price for the junior subordinated debentures would be equal to 100% of the principal amount plus accrued and unpaid interest. If such a redemption happens, USB Capital VII must use the redemption price it receives to redeem on a proportionate basis capital securities and common securities having an aggregate liquidation amount equal to the aggregate principal amount of the junior subordinated debentures redeemed.
      The redemption of the capital securities would be a taxable event to you for United States federal income tax purposes.
      In addition, you may not be able to reinvest the money that you receive in the redemption at a rate that is equal to or higher than the rate of return on the capital securities.
Federal Banking Authorities May Restrict the Ability of USB Capital VII to Make Distributions on or Redeem the Capital Securities
      Federal banking authorities will have the right to examine USB Capital VII and its activities because USB Capital VII is our subsidiary. Under certain circumstances, including any determination that our relationship to USB Capital VII would result in an unsafe and unsound banking practice, these banking authorities have the authority to issue orders which could restrict the ability of USB Capital VII to make distributions on or to redeem the capital securities.
An Active Trading Market for the Capital Securities May Not Develop
      We will apply to list the capital securities on the New York Stock Exchange. Trading is expected to commence within 30 days after the capital securities are first issued. You should be aware that the listing of the capital securities will not necessarily ensure that an active trading market will be available for the capital securities or that you will be able to sell your capital securities at the price you originally paid for them.
We Generally Will Control USB Capital VII Because Your Voting Rights Are Very Limited
      You will only have limited voting rights. In particular, you may not elect and remove any trustees, except when there is a default under the junior subordinated debentures. If such a default occurs, a majority in liquidation amount of the holders of the capital securities would be entitled to remove or appoint the property trustee and the Delaware trustee.
      For more information, see below under the caption “USB Capital VII” in this prospectus supplement.
FORWARD-LOOKING STATEMENTS
      This prospectus supplement and the accompanying prospectus contain or incorporate by reference forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Statements that are not historical or current facts, including statements about beliefs and expectations, are forward-looking statements. These statements often include the words “may,” “could,” “would,” “should,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “targets,” “potentially,” “probably,” “projects,” “outlook” or similar expressions.
      These forward-looking statements cover, among other things, anticipated future revenue and expenses and the future prospects of U.S. Bancorp. Forward-looking statements involve inherent risks and uncertainties, and important factors could cause actual results to differ materially from those anticipated, including but not limited to the following, in addition to those contained in U.S. Bancorp’s reports on file with the Securities and Exchange Commission (“SEC”):

•	general economic or industry conditions could be less favorable than expected, resulting in a deterioration in credit quality, a change in the allowance for credit losses, or a reduced demand for credit or fee-based products and services;

•	changes in the domestic interest rate environment could reduce net interest income and could increase credit losses;

•	inflation, changes in securities market conditions and monetary fluctuations could adversely affect the value or credit quality of our assets, or the availability and terms of funding necessary to meet our liquidity needs;

•	changes in the extensive laws, regulations and policies governing financial services companies could alter our business environment or affect operations;

•	the potential need to adapt to industry changes in information technology systems, on which we are highly dependent, could present operational issues or require significant capital spending;

•	competitive pressures could intensify and affect our profitability, including as a result of continued industry consolidation, the increased availability of financial services from non-banks, technological developments or bank regulatory reform;

•	changes in consumer spending and savings habits could adversely affect our results of operations;

•	changes in the financial performance and condition of our borrowers could negatively affect repayment of such borrowers’ loans;

•	acquisitions may not produce revenue enhancements or cost savings at levels or within time frames originally anticipated, or may result in unforeseen integration difficulties;

•	capital investments in our businesses may not produce expected growth in earnings anticipated at the time of the expenditure; and

•	acts or threats of terrorism, and/or political and military actions taken by the U.S. or other governments in response to acts or threats of terrorism or otherwise could adversely affect general economic or industry conditions.
      Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update them in light of new information or future events.
U.S. BANCORP
      We are a multi-state financial holding company with $204 billion in assets at June 30, 2005, headquartered in Minneapolis, Minnesota. We were incorporated in Delaware in 1929 and operate as a financial holding company and a bank holding company under the Bank Holding Company Act of 1956. We provide a full range of financial services, including lending and depository services, cash management, foreign exchange and trust and investment management services. We also engage in credit card services, merchant and automated teller machine processing, mortgage banking, insurance, brokerage, leasing and investment banking. We are the parent company of U.S. Bank.
      Our banking subsidiaries are engaged in the general banking business, principally in domestic markets. Our subsidiaries range in size from $25 million to $128 billion in deposits at December 31, 2004, and provide a wide range of products and services to individuals, businesses, institutional organizations, governmental entities and other financial institutions. Commercial and consumer lending services are principally offered to customers within our domestic markets, to domestic customers with foreign operations and within certain niche national venues. Lending services include traditional credit products as well as credit card services, financing and import/export trade, asset-backed lending, agricultural finance and other products. Leasing products are offered through bank leasing subsidiaries. Depository services include checking accounts, savings accounts and time certificate contracts. Ancillary services such as foreign exchange, treasury management and receivable lock-box collection are provided to corporate customers. Our bank and trust subsidiaries provide a full range of asset management and fiduciary services for individuals, estates, foundations, businesses and charitable organizations.
      Our nonbanking subsidiaries primarily offer investment and insurance products to our customers principally within their markets and mutual fund processing services to a broad range of mutual funds.

      Banking and investment services are provided through a network of 2,383 banking offices principally operating in 24 states in the Midwest and West. U.S. Bancorp operates a network of 4,877 branded ATMs and provides 24-hour, seven day a week telephone customer service. Mortgage banking services are provided through banking offices and loan production offices throughout our markets. Consumer lending products may be originated through banking offices, indirect correspondents, brokers or other lending sources, and a consumer finance division. We are also one of the largest providers of Visa® corporate and purchasing card services and corporate trust services in the United States. A wholly-owned subsidiary, NOVA Information Systems, Inc., provides merchant processing services directly to merchants through a network of banking affiliations. Affiliates of NOVA Information Systems, Inc. provide similar merchant services in Canada and segments of Europe. These foreign operations are not significant to us.
Contact Information
      Our principal executive offices are located at 800 Nicollet Mall, Minneapolis, Minnesota 55402, and our telephone number is (651) 466-3000.
USB CAPITAL VII
Purpose and Ownership of USB Capital VII
      USB Capital VII is a statutory trust organized under Delaware law by the trustees and us. USB Capital VII was established solely for the following purposes:

•	to issue the capital securities, which represent undivided beneficial ownership interests in USB Capital VII’s assets, to the public;

•	to use proceeds from the sale of capital securities to buy our junior subordinated debentures;

•	to issue the common securities to us in a total liquidation amount equal to at least 3% of USB Capital VII’s total capital in exchange for our junior subordinated debentures;

•	to maintain USB Capital VII’s status as a grantor trust for federal income tax purposes; and

•	to engage in other activities that are directly related to the activities described above, such as registering the transfer of the capital securities.
      Because USB Capital VII was established only for the purposes listed above, the junior subordinated debentures will be USB Capital VII’s sole assets. Payments on the junior subordinated debentures will be USB Capital VII’s sole source of income. USB Capital VII will issue only one series of capital securities.
      As issuer of the junior subordinated debentures, we will pay:

•	all fees, expenses and taxes related to USB Capital VII and the offering of the capital securities and common securities; and

•	all ongoing costs, expenses and liabilities of USB Capital VII, except obligations to make distributions and other payments on the common securities and the capital securities.
      For so long as the capital securities remain outstanding, we will:

•	own, directly or indirectly, all of the common securities;

•	cause USB Capital VII to remain a statutory trust and not to voluntarily dissolve, wind-up, liquidate or be terminated, except as permitted by the certificate of trust by which USB Capital VII was created;

•	use our commercially reasonable efforts to ensure that USB Capital VII will not be an “investment company” for purposes of the Investment Company Act of 1940; and

•	take no action that would be reasonably likely to cause USB Capital VII to be classified as other than a grantor trust for United States federal income tax purposes.
The Trustees
      The business and affairs of USB Capital VII will be conducted by its five trustees. The three administrative trustees will be individuals who are our employees. The fourth trustee, Delaware Trust Company, National Association, as property trustee, will hold title to the junior subordinated debentures for the benefit of the holders of the capital securities and will have the power to exercise all the rights and powers of a registered holder of the junior subordinated debentures. The fifth trustee, Delaware Trust Company, National Association, as Delaware trustee, maintains its principal place of business in Delaware and meets the requirements of Delaware law for Delaware statutory trusts. In addition, Delaware Trust Company, National Association, as guarantee trustee, will hold the guarantee for the benefit of the holders of the capital securities.
      We have the sole right to appoint, remove and replace the trustees of USB Capital VII, unless an event of default occurs with respect to the junior subordinated debentures. In that case, the holders of a majority in liquidation amount of the capital securities will have the right to remove and appoint the property trustee and the Delaware trustee.
Additional Information
      For additional information concerning USB Capital VII, see “About the Trusts” in the accompanying prospectus. USB Capital VII will not be required to file any reports with the SEC after the issuance of the capital securities. As discussed below under the caption “Accounting Treatment” in this prospectus supplement, we will provide certain information concerning USB Capital VII and the capital securities in the financial statements included in our own periodic reports to the SEC.
Office of USB Capital VII
      The executive office of USB Capital VII is c/o U.S. Bancorp, 800 Nicollet Mall, Minneapolis, Minnesota 55402, and its telephone number is (651) 466-3000.
USE OF PROCEEDS
      The net proceeds from the offering of the capital securities by USB Capital VII are estimated to be $290,445,000 or $334,027,500 if the underwriters exercise their over-allotment option in full. USB Capital VII will use the proceeds of the sale of the capital securities to buy our junior subordinated debentures. We intend to use all of the proceeds from the sale of the junior subordinated debentures for general corporate purposes.
ACCOUNTING TREATMENT
      Historically, issuer trusts that issued trust preferred securities have been consolidated by their parent companies and the accounts of such issuer trusts have been included in the consolidated financial statements of such parent companies. However, the Financial Accounting Standards Board (“FASB”) Interpretation No. 46, “Consolidation of Variable Interest Entities,” or FIN 46, as revised in December 2003, provides guidance for determining when an entity should consolidate another entity that meets the definition of a variable interest entity. FIN 46 requires a variable interest entity to be consolidated if the company will absorb a majority of the expected losses, will receive a majority of the expected residual returns, or both. For financial reporting purposes, we treat our existing trusts formed for the purpose of issuing trust preferred securities, and will treat USB Capital VII, as unconsolidated subsidiaries and report the aggregate principal amount of the junior subordinated debt securities we issue to the various trusts as liabilities, record the assets related to the cash and common securities received from the trusts in our consolidated balance sheet, and report interest payable on the junior subordinated debt securities as an interest expense in our consolidated statements of operations.
REGULATORY TREATMENT
      We are required by the Federal Reserve to maintain certain levels of capital for bank regulatory purposes. We expect that the capital securities will be treated as Tier 1 capital of U.S. Bancorp. Since 1996, it has been the position of the Federal Reserve that certain qualifying amounts of cumulative preferred stock instruments having the characteristics of the trust preferred securities could be included as Tier 1 capital for bank holding companies; however, capital received from the sale of such cumulative preferred stock instruments, including the trust preferred securities, cannot constitute, as a whole, more than 25% of total Tier 1 capital. On March 1, 2005, the Federal Reserve Board adopted a final rule which amended its risk-based capital standards. The amended standards provide that “qualifying trust preferred securities” shall continue to be included in Tier 1 capital, subject to stricter quantitative limits within Tier 1 capital that do not become effective until March 31, 2009. Those stricter quantitative limits will require the deduction of goodwill in computing Tier I capital limits for “restricted core capital elements” that include trust preferred securities and will thereby reduce the amount of trust preferred securities that we will be able to include in Tier 1 capital in the future.
CAPITALIZATION
      The following table shows our capitalization at June 30, 2005 on an actual basis and as adjusted to give effect to the issuance of junior subordinated debentures in the aggregate principal amount of $309,278,000 in exchange for payment from USB Capital VII (using the proceeds of the sale of capital securities) and the common securities.

	June 30, 2005

	Actual	As Adjusted

	(Dollars in thousands)
Total long-term debt	$34,788,000	$35,097,278

Total stockholders’ equity	19,901,000	19,901,000

Total capitalization	$54,689,000	$54,998,278

RATIO OF EARNINGS TO FIXED CHARGES
      Our ratio of earnings to fixed charges for each of the periods indicated is as follows:

	Three Months Ended
	March 31,	Year Ended December 31,

	2005	2004	2003	2002	2001	2000

Ratio of Earnings to Fixed Charges:
Excluding interest on deposits	5.06	5.98	6.40	4.88	2.26	2.76
Including interest on deposits	3.29	3.88	3.64	2.79	1.50	1.69
      For the purpose of computing the ratios of earnings to fixed charges, earnings consist of consolidated income from continuing operations before provision for income taxes, minority interest and fixed charges, and fixed charges consist of interest expense, amortization of debt issuance costs and the portion of rental expense deemed to represent interest.

CERTAIN TERMS OF THE CAPITAL SECURITIES
      We have summarized below certain terms of the capital securities. This summary supplements the general description of the capital securities under the caption “Description of Capital Securities” and elsewhere in the accompanying prospectus. To the extent that this summary is inconsistent with the description in the accompanying prospectus, you should rely on the summary below. This summary is not a complete description of all of the terms and provisions of the capital securities. For more information, we refer you to the certificate of trust, the form of the amended and restated trust agreement and the form of capital security certificate (which will be substantially similar to the form of the capital securities), which we filed as exhibits to the registration statement of which the accompanying prospectus is a part.
      The capital securities represent undivided beneficial ownership interests in the assets of USB Capital VII. The only assets of USB Capital VII will be the junior subordinated debentures. The capital securities will rank equally with the common securities except as described below under the caption “— Subordination of Common Securities” in this section.
Distributions
      As an undivided beneficial owner in the junior subordinated debentures, you will receive distributions on the capital securities that are cumulative and will accumulate from the date of issuance at the annual rate of 5.875% of the liquidation amount of $25 for each capital security. Interest on the junior subordinated debentures will accrue and, as a result, distributions on the capital securities will accumulate and will be payable quarterly in arrears on August 15, November 15, February 15 and May 15 of each year, beginning November 15, 2005. The amount of distributions payable for any period will be computed on the basis of a 360-day year comprised of twelve 30-day months. The amount of distributions payable for any period shorter than a full quarterly period will be computed on the basis of a 30-day month and, for periods of less than a month, the actual number of days elapsed per 30-day month.
      Interest not paid when due will accrue additional interest at the annual rate of 5.875% on the amount of unpaid interest, compounded quarterly, to the extent permitted by applicable law. As a result, distributions not paid when due will accumulate additional distributions at the annual rate of 5.875% on the amount of unpaid distributions, compounded quarterly, to the extent permitted by applicable law. When we refer to any payment of distributions, the term “distributions” includes any such additional accumulated distributions.
      If distributions are payable on a date that is not a “business day,” payment will be made on the next business day and without any interest or other payment as a result of such delay. A “business day” means each day except Saturday, Sunday and any day on which banking institutions in The City of New York are authorized or required by law to close or on which the corporate trust office of the property trustee or the indenture trustee is closed for business.
      USB Capital VII’s income available for the payment of distributions will be limited to our payments made on the junior subordinated debentures. As a result, if we do not make interest payments on the junior subordinated debentures, then USB Capital VII will not have funds to make distributions on the capital securities.
Deferral of Distributions
      If the junior subordinated debentures are not in default, we can, on one or more occasions, defer interest payments on the junior subordinated debentures for up to 20 consecutive quarterly interest payment periods. A deferral of interest payments cannot extend, however, beyond the maturity date of the junior subordinated debentures. If we defer interest payments on the junior subordinated debentures, USB Capital VII also will defer distributions on the capital securities. During a deferral period, interest on the junior subordinated debentures will accrue and compound quarterly at the annual rate of 5.875%, to the extent permitted by applicable law, and as a result distributions otherwise due to you would continue to accumulate from the date that these distributions were due.

      Once we make all deferred interest payments on the junior subordinated debentures, we again can defer interest payments on the junior subordinated debentures in the same manner as discussed above. As a result, there could be multiple periods of varying length during which you would not receive cash distributions from USB Capital VII.
      We currently do not intend to defer interest payments on the junior subordinated debentures. If we defer such interest payments, however, neither we nor our subsidiaries generally will be permitted to pay dividends on or repurchase shares of our capital stock or make payments on debt securities or guarantees that rank equal or junior to the junior subordinated debentures and the guarantee. These limitations are described in greater detail below under the caption “Certain Terms of the Junior Subordinated Debentures — Option to Defer Interest Payments” in this prospectus supplement.
      If we choose to defer payments of interest on the junior subordinated debentures, then the junior subordinated debentures would at that time be treated as being issued with original issue discount for United States federal income tax purposes. This means you will be required to include your share of the accrued but unpaid interest on the junior subordinated debentures in your gross income for United States federal income tax purposes before you receive cash distributions from USB Capital VII. This treatment will apply as long as you own capital securities. For more information, see below under the caption “United States Federal Income Tax Consequences — Interest Income and Original Issue Discount” in this prospectus supplement.
Payment of Distributions
      Distributions on the capital securities will be payable to holders on the relevant record date. If the capital securities are issued in the form of global securities, as is expected, the record date for determining who will receive distributions on the capital securities will be the business day preceding the payment date for such distributions; otherwise the record date will be the fifteenth day preceding the payment date for such distributions. For more information on global securities, see “— Global Securities; Book-Entry Issue” below, and under the caption “Book-Entry Issuance” in the accompanying prospectus. Distributions payable on any capital securities that are not paid on the scheduled distribution date will cease to be payable to the person in whose name such capital securities are registered on the relevant record date, and such distribution will instead be payable to the person in whose name such capital securities are registered on a special record date set for this purpose.
      Payments on the capital securities while they are in book-entry form will be made in immediately available funds to DTC, the depositary for the capital securities.
Redemption
      We may redeem the junior subordinated debentures before their maturity at 100% of their principal amount plus accrued and unpaid interest:

•	in whole or in part, on one or more occasions at any time on or after August 15, 2010 or

•	in whole at any time if certain changes occur in tax or investment company laws and regulations, or in the treatment of the capital securities for bank regulatory capital purposes. These events, which we refer to as “Special Events,” are described in detail below under the caption “— Redemption Upon a Special Event.”
      We may not redeem the junior subordinated debentures unless we receive the prior approval of the Federal Reserve Board to do so, if that approval is then required under the Federal Reserve Board’s capital rules.

General
      When we repay the junior subordinated debentures, either at maturity on August 15, 2035 or upon early redemption (as discussed above), USB Capital VII will use the cash it receives from the repayment or redemption of the junior subordinated debentures to redeem a corresponding amount of the capital securities and common securities. The redemption price for the capital securities will be equal to the liquidation amount, $25 per capital security, plus accumulated but unpaid distributions on the capital securities to the redemption date.
      If less than all the capital securities and the common securities are redeemed, the total amount of the capital securities and the common securities to be redeemed will be allocated proportionately among the capital securities and common securities, unless an event of default under the junior subordinated debentures or similar event has occurred, as described below under the caption “— Subordination of Common Securities” in this section.
      If we do not elect to redeem the junior subordinated debentures, then the capital securities will remain outstanding until the repayment of the junior subordinated debentures unless we liquidate USB Capital VII and distribute the junior subordinated debentures to you. For more information, see “— Optional Liquidation of USB Capital VII and Distribution of Junior Subordinated Debentures” in this section.

Redemption Upon a Special Event
      If a Special Event has occurred and is continuing, and we cannot cure that event by some reasonable action, then we may redeem the junior subordinated debentures within 90 days following the occurrence of the Special Event. A “Special Event” means, for these purposes, the occurrence of a “Tax Event”, a “Regulatory Capital Event” or an “Investment Company Event.” We summarize each of these events below.
      A “Tax Event” means that either we or USB Capital VII will have received an opinion of counsel (which may be our counsel or counsel of an affiliate but not an employee and which must be reasonably acceptable to the property trustee) experienced in tax matters stating that, as a result of any:

•	amendment to, or change (including any announced prospective change) in, the laws (or any regulations under those laws) of the United States or any political subdivision or taxing authority affecting taxation; or

•	interpretation or application of the laws, enumerated in the preceding bullet point, or regulations by any court, governmental agency or regulatory authority, there is more than an insubstantial risk that:

•	USB Capital VII is, or will be within 90 days of the date of the opinion of counsel, subject to U.S. federal income tax on interest received on the junior subordinated debentures;

•	interest payable by us to USB Capital VII on the junior subordinated debentures is not, or will not be within 90 days of the date of the opinion of counsel, deductible, in whole or in part, for U.S. federal income tax purposes; or

•	USB Capital VII is, or will be within 90 days of the date of the opinion of counsel, subject to more than a minimal amount of other taxes, duties, assessments or other governmental charges.
      A “Regulatory Capital Event” means the reasonable determination by us that, as a result of any:

•	amendment to, or change (including any prospective change) in, the laws or any applicable regulation of the United States or any political subdivision; or

•	as a result of any official or administrative pronouncement or action or judicial decision interpreting or applying the laws or regulations, which amendment is effective or announced on or after the date of issuance the capital securities, there is more than an insubstantial risk of impairment of our ability to treat the capital securities (or any substantial portion) as Tier 1 capital (or its equivalent) for purposes of the capital adequacy guidelines of the Federal Reserve in effect and applicable to us.

      An “Investment Company Event” means the receipt by us and USB Capital VII of an opinion of counsel experienced in matters relating to investment companies to the effect that, as a result of any:

•	change in law or regulation; or

•	change in interpretation or application of law or regulation by any legislative body, court, governmental agency or regulatory authority,
      USB Capital VII is or will be considered an investment company that is required to be registered under the Investment Company Act, which change becomes effective on or after the original issuance of the capital securities.

Redemption Procedures
      USB Capital VII will give you at least 30 days’ but not more than 60 days’ notice before any redemption of capital securities. To the extent funds are available for payment, USB Capital VII will irrevocably deposit with DTC sufficient funds to pay the redemption amount for the capital securities being redeemed. USB Capital VII also will give DTC irrevocable instructions and authority to pay the redemption amount to its participants. Any distribution to be paid on or before a redemption date for any capital securities called for redemption will be payable to the registered holders on the record date for the distribution.
      Once notice of redemption is given and USB Capital VII irrevocably deposits the redemption amount, additional distributions on the capital securities will cease to accumulate from and after the redemption date. In addition, all rights of the holders of the capital securities called for redemption will cease, except for the right to receive distributions payable prior to the redemption date and the redemption amount.
      If any redemption date is not a business day, the redemption amount will be payable on the next business day, without any interest or other payment in respect of any such delay.
      If payment of the redemption amount for any capital securities called for redemption is not paid because the payment of the redemption price on the junior subordinated debentures is not made, interest on the junior subordinated debentures will continue to accrue from the originally scheduled redemption date to the actual date of payment, and, as a result, distributions on the capital securities will continue to accumulate.
      In addition, we may and our affiliates may, at any time, purchase outstanding capital securities by tender, in the open market or by private agreement.
Optional Liquidation of USB Capital VII and Distribution of Junior Subordinated Debentures
      We may dissolve USB Capital VII at any time, and after satisfying the creditors of USB Capital VII, may cause the junior subordinated debentures to be distributed to the holders of the capital securities. We may not dissolve USB Capital VII, however, unless we first receive:

•	the approval of the Federal Reserve System to do so, if that approval is then required under the Federal Reserve System’s capital rules; and

•	an opinion of independent counsel that the distribution of the junior subordinated debentures will not be taxable to the holders for United States federal income tax purposes.
      See below under the caption “Certain Terms of the Junior Subordinated Debentures — Distribution of Junior Subordinated Debentures” in this prospectus supplement.
      If we elect to dissolve USB Capital VII, thus causing the junior subordinated debentures to be distributed to the holders of the capital securities, we will continue to have the right to redeem the junior subordinated debentures in certain circumstances as described above.

Subordination of Common Securities
      Payment of distributions or any redemption or liquidation amounts by USB Capital VII regarding the capital securities and the common securities will be made proportionately based on the total liquidation amounts of the securities. However, if we are in default under the junior subordinated debentures, USB Capital VII will make no payments on the common securities until all unpaid amounts on the capital securities have been provided for or paid in full.
Trust Enforcement Events
      An event of default under the indenture constitutes an event of default under the amended and restated trust agreement. We refer to such an event as a “Trust Enforcement Event”. For more information on events of default under the indenture, see “Description of Junior Subordinated Debt Securities — Events of Default” in the accompanying prospectus. Upon the occurrence and continuance of a Trust Enforcement Event, the property trustee, as the sole holder of the junior subordinated debentures, will have the right under the indenture to declare the principal amount of the junior subordinated debentures due and payable. The amended and restated trust agreement does not provide for any other events of default.
      If the property trustee fails to enforce its rights under the junior subordinated debentures, any holder of capital securities may, to the extent permitted by applicable law, institute a legal proceeding against us to enforce the property trustee’s rights under the junior subordinated debentures and the indenture without first instituting legal proceedings against the property trustee or any other person. In addition, if a Trust Enforcement Event is due to our failure to pay interest or principal on the junior subordinated debentures when due, then the registered holder of capital securities may institute a direct action on or after the due date directly against us for enforcement of payment to that holder of the principal of or interest on the junior subordinated debentures having a principal amount equal to the total liquidation amount of that holder’s capital securities. In connection with such a direct action, we will have the right under the indenture to set off any payment made to that holder by us. The holders of capital securities will not be able to exercise directly any other remedy available to the holders of the junior subordinated debentures.
      Pursuant to the amended and restated trust agreement, the holder of the common securities will be deemed to have waived any Trust Enforcement Event regarding the common securities until all Trust Enforcement Events regarding the capital securities have been cured, waived or otherwise eliminated. Until all Trust Enforcement Events regarding the capital securities have been so cured, waived or otherwise eliminated, the property trustee will act solely on behalf of the holders of the capital securities and only the holders of the capital securities will have the right to direct the enforcement actions of the property trustee.
Voting Rights
      Holders of capital securities will have only limited voting rights. In particular, holders of capital securities may not elect or remove any trustee, except when there is a default under the junior subordinated debentures. If such a default occurs, a majority in liquidation amount of the holders of the capital securities would be entitled to remove or appoint the property trustee and the Delaware trustee.
Remedies
      So long as any junior subordinated debentures are held by the property trustee, the holders of a majority of all outstanding capital securities will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the property trustee, or to direct the exercise of any power conferred upon the property trustee under the amended and restated trust agreement, including the right to direct the property trustee, as holder of the junior subordinated debentures to:

•	exercise the remedies available to it under the indenture as a holder of the junior subordinated debentures, including the right to rescind or annul a declaration that the principal of all the junior subordinated indentures will be due and payable;

•	consent to any amendment, modification or termination of the indenture or the junior subordinated debentures; or

•	waive any past default that is waivable under the indenture.
      However, where a consent or action under the indenture would require the consent or action of the holders of more than a majority of the total principal amount of junior subordinated debentures affected by it, only the holders of that greater percentage of the capital securities may direct the property trustee to give the consent or to take such action. See “Description of Capital Securities — Voting Rights; Amendment of Each Trust Agreement” in the accompanying prospectus.
      If an event of default under the indenture has occurred and is continuing, the holders of 25% of the total liquidation amount of the capital securities may direct the property trustee to declare the principal and interest on the junior subordinated debentures due and payable.
Meetings
      Any required approval of holders of capital securities may be given at a meeting of holders of capital securities convened for such purpose or pursuant to written consent. The property trustee will cause a notice of any meeting at which holders of capital securities are entitled to vote to be given to each holder of record of capital securities in the manner described in the amended and restated trust agreement.
      No vote or consent of the holders of capital securities will be required for USB Capital VII to redeem and cancel its capital securities in accordance with the amended and restated trust agreement.
Global Securities; Book-Entry Issue
      We expect that the capital securities will be issued in the form of global securities held by The Depository Trust Company as described under the caption “Book-Entry Issuance” in the accompanying prospectus.
Information Concerning the Property Trustee
      The property trustee, other than during the occurrence and continuance of a Trust Enforcement Event, undertakes to perform only the duties that are specifically described in the amended and restated trust agreement and, after a Trust Enforcement Event which has not been cured or waived, must exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his own affairs. Subject to this provision, the property trustee is under no obligation to exercise any of the powers vested in it by the amended and restated trust agreement at the request of any holder of capital securities unless it is offered reasonable security and indemnity against the costs, expenses and liabilities that might be incurred in connection with taking that action.

CERTAIN TERMS OF THE JUNIOR SUBORDINATED DEBENTURES
      We have summarized below certain terms of the junior subordinated debentures. This summary supplements the general description of these securities under the caption “Description of Junior Subordinated Debt Securities” and elsewhere in the accompanying prospectus. To the extent that this summary is inconsistent with the description in the accompanying prospectus, you should rely on the summary below. This summary is not a complete description of all of the terms and provisions of the junior subordinated debentures. For more information, we refer you to the indenture and the form of the junior subordinated debentures, which we file with the SEC.
      The junior subordinated debentures will be issued pursuant to an indenture between us and Delaware Trust Company, National Association as indenture trustee. The indenture provides for the issuance from time to time of junior subordinated debentures in an unlimited dollar amount and an unlimited number of series.
Interest Rate and Maturity
      The junior subordinated debentures will bear interest at the annual rate of 5.875%, payable quarterly in arrears on August 15, November 15, February 15 and May 15 of each year, beginning November 15, 2005. Interest payments not paid when due will themselves accrue additional interest at the annual rate of 5.875% on the amount of unpaid interest, to the extent permitted by law, compounded quarterly. The amount of interest payable for any period will be computed based on a 360-day year comprised of twelve 30-day months. The amount of interest payable for any period shorter than a full quarterly period will be computed on the basis of a 30-day month and, for periods of less than a month, the actual number of days elapsed per 30-day month. The distribution provisions of the capital securities correspond to the interest payment provisions for the junior subordinated debentures because the capital securities represent undivided beneficial ownership interests in the junior subordinated debentures.
      The junior subordinated debentures do not have a sinking fund. This means that we are not required to make any principal payments prior to maturity.
      The junior subordinated debentures will mature on August 15, 2035.
Ranking
      The junior subordinated debentures will be unsecured and will rank junior and be subordinate in right of payment to all our senior debt.
      As a holding company, our assets primarily consist of the equity securities of our subsidiaries. As a result, the ability of holders of the junior subordinated debentures to benefit from any distribution of assets of any subsidiary upon the liquidation or reorganization of such subsidiary is subordinate to the prior claims of present and future creditors of that subsidiary.
      The capital securities, the junior subordinated debentures and the guarantee do not limit our or our subsidiaries’ ability to incur additional debt, including debt that ranks senior in priority of payment to the junior subordinated debentures and the guarantee. At December 31, 2004, approximately $24.5 billion of our senior debt was outstanding. In addition, the junior subordinated debentures will be effectively subordinated to all our subsidiaries’ existing and future obligations. At December 31, 2004, our subsidiaries had outstanding debt and other liabilities, including deposits, of approximately $175.6 billion.
Redemption
      We may, under certain circumstances, redeem some or all of the junior subordinated debentures before their maturity. For more information, see above under the caption “Certain Terms of the Capital Securities — Redemption” in this prospectus supplement.

Distribution of Junior Subordinated Debentures
      If the property trustee distributes the junior subordinated debentures to the holders of the capital securities and the common securities upon the liquidation of USB Capital VII, we will cause the junior subordinated debentures to be issued in denominations of $25 principal amount and integral multiples thereof. We anticipate that the junior subordinated debentures would be distributed in the form of one or more global securities and that DTC would act as depositary for the junior subordinated debentures. The depositary arrangements for the junior subordinated debentures would be substantially the same as those in effect for the capital securities.
      For a description of DTC and the terms of the depositary arrangements relating to payments, transfers, voting rights, redemption and other notices and other matters, see “Book-Entry Issuance” in the accompanying prospectus.
Option to Defer Interest Payments
      We can defer interest payments on the junior subordinated debentures for up to 20 consecutive quarterly interest payment periods if the junior subordinated debentures are not in default. A deferral of interest payments cannot extend, however, beyond the maturity date of the junior subordinated debentures. During the deferral period, interest will continue to accrue on the junior subordinated debentures, compounded quarterly, and deferred interest payments will accrue additional interest at 5.875% to the extent permitted by applicable law. No interest will be due and payable on the junior subordinated debentures until the end of the deferral period except upon a redemption of the junior subordinated debentures during a deferral period.
      We may pay at any time all or any portion of the interest accrued to that point during a deferral period. At the end of the deferral period or on any redemption date, we will be obligated to pay all accrued and unpaid interest.
      Once we pay all accrued and unpaid interest on the junior subordinated debentures, we again can defer interest payments on the junior subordinated debentures as described above, provided that a deferral period cannot extend beyond the maturity date of the junior subordinated debentures.

Certain Limitations During a Deferral Period
      During any deferral period, we will not and our subsidiaries will not be permitted to:

•	declare or pay any dividends or distributions, or redeem, purchase, acquire, or make a liquidation payment on any of our capital stock;

•	make any payment of principal of or interest or premium, if any, on or repay, repurchase or redeem any of our debt securities (including other junior subordinated debentures) that rank equally with or junior in interest to the junior subordinated debentures; or

•	make any guarantee payments on any guarantee of debt securities of any of our subsidiaries (including under other guarantees of junior subordinated debentures) if the guarantee ranks equally with or junior in interest to the junior subordinated debentures.
      However, at any time, including during a deferral period, we will be permitted to:

•	pay dividends or distributions in additional shares of our capital stock;

•	make payments under the guarantee of the series of the capital securities and the common securities;

•	declare or pay a dividend in connection with the implementation of a shareholders’ rights plan, or issue stock under such a plan or repurchase such rights; and

•	purchase common stock for issuance pursuant to any employee benefit plans.

     Notice
      We will give USB Capital VII, the administrative trustees and the property trustee notice if we decide to defer interest payments on the junior subordinated debentures. We will give that notice five business days before the earlier of:

•	the next date distributions on the capital securities are payable; or

•	the date USB Capital VII is required to give notice to the New York Stock Exchange (or any applicable self-regulatory organization) or to holders of the capital securities on the record date or the date any distribution is payable, but in any event at least five business days before the record date.
In no event, however, we will be required to give notice more than 15 business days before the next date distributions on the capital securities are payable.
      The administrative trustees will give notice to the holders of capital securities if we decide to defer interest payments on the junior subordinated debentures.
Agreement by Purchasers of Certain Tax Treatment
      Each junior subordinated debenture will provide that, by acceptance of the junior subordinated debentures, or a beneficial interest therein, the holder of the junior subordinated debenture intends that such junior subordinated debenture constitutes debt and agrees to treat it as debt for United States federal, state and local tax purposes.
Miscellaneous
      Under the indenture, we will pay all of any costs, expenses or liabilities of USB Capital VII, other than obligations of USB Capital VII under the terms of the capital securities or other similar interests or with respect to the common securities.
RELATIONSHIP AMONG THE CAPITAL SECURITIES,
THE JUNIOR SUBORDINATED DEBENTURES AND THE GUARANTEE
Full and Unconditional Guarantee
      Payments of distributions and other amounts due on the capital securities are irrevocably guaranteed by us, to the extent USB Capital VII has funds available for the payment of such distributions, as described under “Description of the Guarantee” in the accompanying prospectus.
      If we do not make payments under the junior subordinated debentures, USB Capital VII will not have sufficient funds to pay distributions or other amounts due on the capital securities. The guarantee does not cover payment of distributions when USB Capital VII does not have sufficient funds to pay such distributions. In that event, a holder of capital securities may institute a legal proceeding directly against us to enforce payment of the junior subordinated debentures to such holder in accordance with their terms, including our right to defer interest payments.
      Taken together, our obligations under the amended and restated trust agreement, the junior subordinated debentures, the indenture and the guarantee provide a full and unconditional guarantee of payments of distributions and other amounts due on the capital securities.

Sufficiency of Payments
      As long as payments of interest, principal and other payments are made when due on the junior subordinated debentures, those payments will be sufficient to cover distributions and other payments due on the capital securities because of the following factors:

•	the total principal amount of the junior subordinated debentures will be equal to the sum of the total stated liquidation amount of the capital securities and the common securities;

•	the interest rate and payment dates on the junior subordinated debentures will match the distribution rate and payment dates for the capital securities;

•	as borrower, we will pay, and USB Capital VII will not be obligated to pay, all costs, expenses and liabilities of USB Capital VII except USB Capital VII’s obligations under the capital securities and common securities; and

•	the amended and restated trust agreement further provides that USB Capital VII will engage only in activity that is consistent with the limited purposes of USB Capital VII.
      We have the right to set-off any payment we are otherwise required to make under the indenture with and to the extent we make a related payment under the guarantee.
Enforcement Rights of Holders of Capital Securities
      If a Trust Enforcement Event occurs, the holders of capital securities would rely on the enforcement by the property trustee of its rights as registered holder of the junior subordinated debentures against us. In addition, the holders of a majority in liquidation amount of the capital securities will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the property trustee or to direct the exercise of any trust or power conferred upon the property trustee under the amended and restated trust agreement, including the right to direct the property trustee to exercise the remedies available to it as the holder of the junior subordinated debentures.
      If the property trustee fails to enforce its rights under the junior subordinated debentures in respect of an event of default under the indenture after a holder of capital securities has made a written request, such holder may, to the extent permitted by applicable law, institute a legal proceeding against us to enforce the property trustee’s rights under the junior subordinated debentures. In addition, if we fail to pay interest or principal on the junior subordinated debentures, a holder of capital securities may institute a proceeding directly against us for enforcement of payment to that holder of the principal of or interest on junior subordinated debentures having a principal amount equal to the total liquidation amount of that holder’s capital securities (which we refer to as a “direct action”). In connection with such a direct action, we will have the right to set off any payment made to such holder by us. The holders of capital securities will not be able to exercise directly any other remedy available to the holders of the junior subordinated debentures.
Limited Purpose of Trust
      The capital securities evidence undivided beneficial ownership interests in the assets of USB Capital VII, and USB Capital VII exists for the sole purpose of issuing the common securities and capital securities as described in this prospectus supplement. A principal difference between the rights of a holder of capital securities and a holder of junior subordinated debentures is that a holder of junior subordinated debentures is entitled to receive from us the principal of and interest accrued on junior subordinated debentures held, while a holder of capital securities is entitled to receive distributions to the extent USB Capital VII has funds available for the payment of such distributions.
Rights Upon Termination
      Upon any dissolution, winding-up or liquidation of USB Capital VII involving the liquidation of the junior subordinated debentures, the holders of the capital securities will be entitled to receive, out of assets held by USB Capital VII, subject to the rights of any creditors of USB Capital VII, the liquidation distribution in cash. Upon our voluntary or involuntary liquidation or bankruptcy, the property trustee, as holder of the junior subordinated debentures, would be our subordinated creditor, subordinated in right of payment to all senior debt as described in the indenture, but entitled to receive payment in full of principal and interest before any of our stockholders receive payments or distributions. Because we are the guarantor under the guarantee and, under the indenture, as borrower, we have agreed to pay for all costs, expenses and liabilities of USB Capital VII (other than USB Capital VII’s obligations to the holders of the capital securities or the common securities), the positions of a holder of capital securities and a holder of the junior subordinated debentures relative to other creditors and to our stockholders in the event of our liquidation or bankruptcy would be substantially the same.
UNITED STATES FEDERAL INCOME TAX CONSEQUENCES
      The following summary describes the material United States federal income tax consequences of the purchase, ownership and disposition of the capital securities as of the date of this prospectus supplement. Where noted, it constitutes the opinion of Squire, Sanders & Dempsey L.L.P., counsel to U.S. Bancorp and USB Capital VII.
      Except where we state otherwise, this summary deals only with capital securities held as capital assets by a holder who:

•	is a United States person (as defined below); and

•	purchases the capital securities upon original issuance at their original issue price.
      A “United States person” is a holder who is one of the following:

•	a citizen or resident of the United States;

•	a corporation, partnership or other entity created or organized in or under the laws of the United States or any political subdivision of the United States;

•	an estate the income of which is subject to United States federal income taxation regardless of its source; or

•	a trust

•	that is subject to the primary supervision of a court within the United States and the control of one or more United States persons, or

•	that has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.
      Your tax treatment may vary depending on your particular situation. This summary does not address all the tax consequences that may be relevant to holders that are subject to special tax treatment, such as:

•	dealers in securities or currencies;

•	financial institutions;

•	tax-exempt investors;

•	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

•	persons liable for alternative minimum tax;

•	insurance companies;

•	persons holding capital securities as part of a hedging, conversion, integrated or constructive sale transaction;

•	persons holding capital securities as part of a straddle; or

•	persons whose functional currency is not the United States dollar.
      In addition, this summary does not include any description of the tax laws of any state, local or foreign government.
      Furthermore, if a partnership holds capital securities, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding capital securities, you should consult your own tax advisor.
      This summary is based on the Internal Revenue Code of 1986, as amended (which we refer to as the “Code”), the Treasury regulations promulgated under the Code and administrative and judicial interpretations thereof. These income tax laws, regulations and interpretations, however, may change at any time. Any change could be retroactive to the issuance date of the capital securities.
      The authorities on which this summary is based are subject to various interpretations, and the opinions of Squire, Sanders & Dempsey L.L.P. are not binding on the Internal Revenue Service (which we refer to as the “IRS”) or the courts. No rulings have been or will be sought from the IRS with respect to the transactions described in this prospectus supplement. Either the IRS or the courts could disagree with the explanations or conclusions contained in this summary. Nevertheless, Squire, Sanders & Dempsey L.L.P. has advised us that they believe that the opinions expressed in this summary, if challenged, would be sustained by a court with jurisdiction in a properly presented case.
      You should consult your own tax advisor regarding the tax consequences to you of the purchase, ownership and disposition of the capital securities, including the tax consequences under state, local, foreign and other tax laws. For a discussion of the possible redemption of the capital securities upon the occurrence of a Tax Event, see “Certain Terms of the Capital Securities — Redemption — Redemption Upon a Special Event” in this prospectus supplement.
Classification of USB Capital VII
      In connection with the issuance of the capital securities, Squire, Sanders & Dempsey L.L.P. is of the opinion that under current law and assuming full compliance with the terms of the amended and restated trust agreement, and based upon certain facts and assumptions contained in such opinion, USB Capital VII will be classified as a grantor trust for United States federal income tax purposes and not as an association taxable as a corporation. As a result, for United States federal income tax purposes, you generally will be treated as owning an undivided beneficial ownership interest in the junior subordinated debentures. Thus, you will be required to include in your gross income your proportionate share of the interest income or original issue discount that is paid or accrued on the junior subordinated debentures. See below under the caption “— Interest Income and Original Issue Discount” in this section.
Classification of the Junior Subordinated Debentures
      U.S. Bancorp, USB Capital VII and you (by your acceptance of a beneficial ownership interest in a capital security) agree to treat the junior subordinated debentures as indebtedness for all United States tax purposes. In connection with the issuance of the junior subordinated debentures, Squire, Sanders & Dempsey L.L.P. is of the opinion that under current law, and based on certain representations, facts and assumptions set forth in its opinion, the junior subordinated debentures will be classified as indebtedness for United States federal income tax purposes.
Interest Income and Original Issue Discount
      We anticipate that the junior subordinated debentures will not be issued with an issue price that is less than their stated redemption price at maturity. In this case, subject to the discussion below, the junior subordinated debentures will not be subject to the special original issue discount (which we refer to as “OID”) rules, at least upon initial issuance, so that you will generally be taxed on the stated interest on the junior subordinated debentures as ordinary income at the time it is paid or accrued in accordance with your regular method of tax accounting.
      If, however, we exercise our right to defer payments of interest on the junior subordinated debentures, the junior subordinated debentures will become OID instruments at such time. In such case, you will be subject to the special OID rules described below. Once the junior subordinated debentures become OID instruments, they will be taxed as OID instruments for as long as they remain outstanding.
      Under the OID economic accrual rules, the following occur:

•	regardless of your method of accounting, you would accrue an amount of interest income each year that approximates the stated interest payments called for under the terms of the junior subordinated debentures using the constant-yield-to-maturity method of accrual described in section 1272 of the Code;

•	the actual cash payments of interest you receive on the junior subordinated debentures would not be reported separately as taxable income;

•	any amount of OID included in your gross income (whether or not during a deferral period) with respect to the capital securities would increase your tax basis in such capital securities; and

•	the amount of distributions in respect of such accrued OID would reduce your tax basis in such capital securities.
      The United States Treasury regulations dealing with OID and the deferral of interest payments have not yet been addressed in any rulings or other interpretations by the IRS. It is possible that the IRS could assert that the junior subordinated debentures were issued initially with OID, merely because of our right to defer payments of interest. If the IRS were successful in this regard, you would be subject to the special OID rules described above, regardless of whether we exercise our option to defer payments of interest on such junior subordinated debentures.
      Because the junior subordinated debentures are debt for tax purposes, any income you recognize on the capital securities will not be eligible for the corporate dividends received deduction or taxation for individuals at long-term capital gains rates as qualified dividend income.
Distribution of Junior Subordinated Debentures or Cash Upon Liquidation of USB Capital VII
      As described under the caption “Certain Terms of the Capital Securities — Optional Liquidation of USB Capital VII and Distribution of Junior Subordinated Debentures” in this prospectus supplement, the junior subordinated debentures held by USB Capital VII may be distributed to you in exchange for your capital securities if USB Capital VII is liquidated before the maturity of the junior subordinated debentures, as long as we first receive:

•	the approval of the Federal Reserve System to do so, if that approval is then required under the Federal Reserve System’s capital rules; and

•	an opinion of independent counsel to the effect that the distribution of the junior subordinated debentures will not be taxable to you.
      Under current law, except as described below, this type of distribution from a grantor trust would not be taxable. Upon such a distribution, you will receive your proportionate share of the junior subordinated debentures previously held indirectly through USB Capital VII. Your holding period and total tax basis in the junior subordinated debentures will equal the holding period and total tax basis that you had in your capital securities before the distribution.
      If you receive junior subordinated debentures in exchange for your capital securities, you would accrue interest in respect of the junior subordinated debentures received from USB Capital VII in the manner described above under the caption “— Interest Income and Original Issue Discount” in this section.

      In certain circumstances described above under the captions “Certain Terms of the Capital Securities — Redemption — Redemption Upon a Special Event” in this prospectus supplement, we may redeem the junior subordinated debentures and distribute cash in liquidation of USB Capital VII. This distribution of cash would be taxable as described below under “— Sales of Capital Securities or Redemption of Junior Subordinated Debentures” in this section.
Sales of Capital Securities or Redemption of Junior Subordinated Debentures
      If you sell your capital securities or receive cash upon redemption of the junior subordinated debentures, you will recognize gain or loss equal to the difference between:

•	the amount realized on the sale or redemption of the capital securities or junior subordinated debentures (less an amount equal to any accrued but unpaid qualified stated interest that you did not previously include in income, which will be taxable as interest income); and

•	your adjusted tax basis in your capital securities or junior subordinated debentures sold or redeemed.
      Your gain or loss will be a capital gain or loss, provided that you held the capital securities or junior subordinated debentures as a capital asset. The gain or loss will generally be a long-term capital gain or loss if you have held your capital securities or junior subordinated debentures for more than one year. Long-term capital gains of individuals derived with respect to capital assets held for more than one year are currently subject to tax at a maximum rate of 15% (this rate is scheduled to increase to 20% for tax years beginning after December 31, 2008). The deductibility of capital losses is subject to limitations.
Non-United States Holders
      The following discussion only applies to you if you are not a United States person. As discussed above, the capital securities will be treated by the parties as evidence of undivided beneficial ownership interests in the junior subordinated debentures. See above under the caption “— Classification of USB Capital VII” in this section.
     U.S. Federal Withholding Tax
      The 30% U.S. federal withholding tax will not apply to any payment of principal or interest (including OID) on the capital securities (or the junior subordinated debentures) provided that:

•	you do not actually (or constructively) own 10% or more of the total combined voting power of all classes of our voting stock within the meaning of the Code and the United States Treasury regulations;

•	you are not a controlled foreign corporation that is related to us through stock ownership;

•	you are not a bank whose receipt of interest on the capital securities (or the junior subordinated debentures) is described in section 881(c)(3)(A) of the Code; and

•	either (a) you provide your name and address on an IRS Form W-8BEN (or other applicable form), and certify, under penalties of perjury, that you are not a United States person, or (b) you hold your capital securities (or junior subordinated debentures) through certain foreign intermediaries and you satisfy the certification requirements of applicable United States Treasury regulations. Special certification rules apply to non-United States persons that are pass-through entities.
      If you cannot satisfy the requirements described above, payments of interest (including OID) made to you will be subject to the 30% U.S. federal withholding tax, unless you provide us with a properly executed (1) IRS Form W-8BEN (or other applicable form) claiming an exemption from, or reduction in the rate of, withholding under the benefit of an applicable tax treaty or (2) IRS Form W-8ECI (or successor form) stating that interest paid on the capital securities (or the junior subordinated debentures)

is not subject to withholding tax because it is effectively connected with your conduct of a trade or business in the United States as discussed below under the caption “U.S. Federal Income Tax” in this section.
      The 30% U.S. federal withholding tax will not apply to any gain that you realize on the sale, exchange, retirement or other disposition of the capital securities or junior subordinated debentures.
     U.S. Federal Income Tax
      If you are engaged in a trade or business in the United States and interest on the capital securities (or the junior subordinated debentures) is effectively connected with the conduct of that trade or business (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment), you will be subject to U.S. federal income tax on that interest on a net income basis (although exempt from the 30% withholding tax, provided the certification requirements discussed above under the caption “— U.S. Federal Withholding Tax” are satisfied), in the same manner as if you were a United States person as defined under the Code. In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30% (or lower applicable treaty rate) of your earnings and profits for the taxable year, subject to adjustments, that are effectively connected with the conduct by you of a trade or business in the United States.
      Any gain realized on the disposition of a capital security (or a junior subordinated debenture) generally will not be subject to U.S. federal income tax unless (1) that gain is effectively connected with the conduct of a trade or business by you in the United States (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment), or (2) you are an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met.

U.S. Federal Estate Tax
      Your estate will not be subject to U.S. federal estate tax on the capital securities (or the junior subordinated debentures) beneficially owned by you at the time of your death, provided that (1) you do not actually (or constructively) own 10% or more of the total combined voting power of all classes of our voting stock (within the meaning of the Code and the United States Treasury regulations) and (2) interest on those capital securities (or junior subordinated debentures) would not have been, if received at the time of your death, effectively connected with the conduct by you of a trade or business in the United States.
Information Reporting and Backup Withholding

United States Holders
      In general, information reporting requirements will apply to payments of income on the capital securities (or the junior subordinated debentures) and to the proceeds of the sale of the capital securities (or the junior subordinated debentures) paid to you (unless you are an exempt recipient such as a corporation). A backup withholding tax may apply to such payments if you fail to provide a taxpayer identification number, a certification of exempt status, or fail to report in full interest income.
      Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your U.S. federal income tax liability provided the required information is furnished to the IRS.

Non-United States Holders
      In general, we must report to the IRS and to you the amount of interest (including OID) paid to you on the capital securities (or the junior subordinated debentures) and the amount of tax, if any, withheld with respect to those payments. Copies of the information returns reporting such interest payments and any withholding may also be made available to the tax authorities in the country in which you reside under the provisions of an applicable income tax treaty.

      In general, no backup withholding will be required regarding payments of income on the capital securities (or the junior subordinated debentures) that we make to you provided that we do not have actual knowledge or reason to know that you are a United States person and we have received from you the certification described above in the fourth bullet point under the caption “Non-United States Holders — U.S. Federal Withholding Tax” in this section.
      In addition, no information reporting or backup withholding will be required regarding the proceeds of the sale of capital securities (or junior subordinated debentures) made within the United States or conducted through certain United States-related financial intermediaries if (1) the payor receives the certification described above and does not have actual knowledge or reason to know that you are a United States person or (2) you otherwise establish an exemption.
      Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your U.S. federal income tax liability provided the required information is furnished to the IRS.
ERISA CONSIDERATIONS
      Each fiduciary of an employee benefit plan subject to Title I of ERISA, a plan described in Section 4975 of the Code, including an individual retirement arrangement or a Keogh plan, a plan subject to provisions under applicable federal, state, local, non-U.S. or other laws or regulations that are similar to the provisions of Title I of ERISA or Section 4975 of the Code (“Similar Laws”), and any entity whose underlying assets include “plan assets” by reason of any such employee benefit plan’s or plan’s investment in such entity (each of which we refer to as a “Plan”) should consider the fiduciary responsibility and prohibited transaction provisions of ERISA, applicable Similar Laws and Section 4975 of the Code in the context of the Plan’s particular circumstances before authorizing an investment in the capital securities. Accordingly, such a fiduciary should consider, among other factors, that each Plan investing in the capital securities will be deemed to have represented that the Plan’s purchase of the capital securities is covered by one or more prohibited transaction exemptions. Plan fiduciaries should also consider whether the Plan’s investment in the capital securities would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing their Plan.
      Section 406 of ERISA and Section 4975 of the Code prohibit Plans subject to Title I of ERISA or Section 4975 of the Code (“ERISA Plans”) from engaging in certain transactions involving “plan assets” of an ERISA Plan with persons who are “parties in interest” under ERISA or “disqualified persons” under the Code (“Parties in Interest”) regarding such a Plan. A violation of these “prohibited transaction” rules may result in an excise tax, penalty or other liabilities under ERISA and/or Section 4975 of the Code for such persons or, in the case of an individual retirement account, the occurrence of a prohibited transaction involving the individual who established the individual retirement account, or his or her beneficiaries, would cause the individual retirement account to lose its tax-exempt status, unless exemptive relief is available under an applicable statutory or administrative exemption. Employee benefit plans that are governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA or Section 4975(g)(3) of the Code) and foreign plans (as described in Section 4(b)(4) of ERISA) are not subject to the requirements of ERISA or Section 4975 of the Code.
      ERISA and the Code do not define “plan assets”. However, regulations (the “Plan Assets Regulations”) promulgated under ERISA by the DOL generally provide that when an ERISA Plan subject to Title I of ERISA or Section 4975 of the Code acquires an equity interest in an entity that is neither a “publicly-offered security” nor a security issued by an investment company registered under the Investment Company Act, the ERISA Plan’s assets include both the equity interest and an undivided interest in each of the underlying assets of the entity unless it is established either that equity participation in the entity by “benefit plan investors” is not “significant” or that the entity is an “operating company,” in each case as defined in the Plan Assets Regulations. USB Capital VII is not expected to qualify as an operating company and will not be an investment company registered under the Investment Company Act. For purposes of the Plan Assets Regulations, equity participation in an entity by benefit plan investors will not be significant if they hold, in the aggregate less than 25% of the value of any class of such entity’s equity, excluding equity interests held by persons (other than a benefit plan investor) with discretionary authority or control over the assets of the entity or who provide investment advice for a fee (direct or indirect) with respect to such assets, and any affiliates thereof. For purposes of this 25% test (the “Benefit Plan Investor Test”), “benefit plan investors” include all employee benefit plans, whether or not subject to ERISA or the Code, including governmental plans, “Keogh” plans, individual retirement accounts and pension plans maintained by foreign corporations, as well as any entity whose underling assets are deemed to include plan assets under the Plan Assets Regulations (e.g., an entity of which 25% or more of the value of any class of equity interests is held by employee benefit plans or other benefit plan investors and which does not satisfy another exception under the Plan Assets Regulations). No assurance can be given that the value of the capital securities held by “benefit plan investors” will be less than 25% of the total value of such capital securities at the completion of the initial offering of the capital securities or thereafter, and no monitoring or other measures will be taken regarding the satisfaction of the conditions to this exception. All of the common securities will be purchased and held by U.S. Bancorp.
      For purposes of the Plan Assets Regulations, a “publicly-offered security” is a security that is (a) “freely transferable”, (b) part of a class of securities that is “widely held”, and (c)(i) sold to the ERISA Plan as part of an offering of securities to the public pursuant to an effective registration statement under the Securities Act of 1933 within 120 days after the end of the fiscal year of the issuer during which the offering of such securities to the public occurred or (ii) is part of a class of securities that is registered under Section 12 of the Securities Exchange Act of 1934 (the “Registration Requirement”). It is anticipated that the capital securities will be offered in a manner which satisfies the Registration Requirement. The Plan Assets Regulations provide that a security is “widely held” only if it is part of a class of securities that is owned by 100 or more investors independent of the issuer and of one another. A security will not fail to be “widely held” because the number of independent investors falls below 100 subsequent to the initial offering as a result of events beyond the control of the issuer. It is anticipated that the capital securities will be “widely held” within the meaning of the Plan Assets Regulations, although no assurance can be given in this regard. The Plan Assets Regulations provide that whether a security is “freely transferable” is a factual question to be determined on the basis of all relevant facts and circumstances. The Plan Assets Regulations further provide that when a security is part of an offering in which the minimum investment in US $10,000 or less, certain restrictions described in the Plan Assets Regulations ordinarily will not, alone or in combination, affect the finding that such securities are “freely transferable”. It is anticipated that the capital securities will be “freely transferable” within the meaning of the Plan Assets Regulations, although no assurance can be given in this regard.
      As indicated above, there can be no assurance that any of the exceptions set forth in the Plan Assets Regulations will apply to the capital securities, and, as a result, under the terms of the Plan Assets Regulations, an investing Plan’s assets could be considered to include an undivided interest in the assets held by USB Capital VII (including the junior subordinated debentures).
      If the assets of USB Capital VII were to be deemed to be “plan assets” under ERISA, this would result, among other things, in (i) the application of the prudence and other fiduciary responsibility standards of ERISA to investments made by USB Capital VII and (ii) the possibility that certain transactions in which USB Capital VII might seek to engage could constitute “prohibited transactions” under ERISA and the Code. If a prohibited transaction occurs for which no exemption is available, any fiduciary that has engaged in the prohibited transaction could be required (i) to restore to the Plan any profit realized on the transaction and (ii) to reimburse the Plan for any losses suffered by the Plan as a result of the investment. In addition, each disqualified person (within the meaning of Section 4975 of the Code) involved could be subject to an excise tax equal to 15% of the amount involved in the prohibited transaction for each year the transaction continues and, unless the transaction is corrected within statutorily required periods, to an additional tax of 100%. Plan fiduciaries who decide to invest in USB Capital VII could, under certain circumstances, be liable for prohibited transactions or other violations as a result of their investment in USB Capital VII or as co-fiduciaries for actions taken by or on behalf of USB Capital VII. With respect to an individual retirement account (“IRA”) that invests in USB Capital VII, the occurrence of a prohibited transaction involving the individual who established the IRA, or his or her beneficiaries, would cause the IRA to lose its tax-exempt status.
      Regardless of whether the assets of USB Capital VII are deemed to be “plan assets” of ERISA Plans investing in USB Capital VII, as discussed above, the acquisition and holding of the capital securities with “plan assets” of an ERISA Plan could itself result in a prohibited transaction. The DOL has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase and/or holding of the capital securities by an ERISA Plan. These class exemptions are:

•	PTCE 96-23 (for certain transactions determined by “in-house asset managers”);

•	PTCE 95-60, as clarified by PTCE 2002-13 (for certain transactions involving insurance company general accounts);

•	PTCE 91-38, as clarified by PTCE 2002-13 (for certain transactions involving bank collective investment funds);

•	PTCE 90-1 (for certain transactions involving insurance company pooled separate accounts); and

•	PTCE 84-14, as clarified by PTCE 2002-13 (for certain transactions determined by independent “qualified professional asset managers”).
      Such class exemptions may not, however, apply to all of the transactions that could be deemed prohibited transactions in connection with an ERISA Plan’s investment in the capital securities.
      Any insurance company considering the use of its general account assets to purchase capital securities should consult with its counsel concerning matters affecting its purchase decision.
      Because of ERISA’s prohibitions and those of Section 4975 of the Code, discussed above and the potential application of Similar Laws to Plans not subject to Title I of ERISA or Section 4975 of the Code (a “Non-ERISA Plan”), the capital securities, or any interest therein, should not be purchased or held by any Plan or any person investing “plan assets” of any Plan, unless such purchase and holding is covered by the exemptive relief available under PTCE 96-23, 95-60, 91-38, 90-1 or 84-14 (or some other applicable class or individual exemption) (or, in the case of a Non-ERISA Plan, a similar exemption applicable to the transaction). Accordingly, each purchaser or holder of the capital securities or any interest therein will be deemed to have represented by its purchase and holding thereof that either:

•	it is not a Plan and no part of the assets to be used by it to purchase and/or hold such capital securities or any interest therein constitutes “plan assets” of any Plan; or

•	it is itself a Plan, or is purchasing or holding the capital securities or an interest therein on behalf of or with “plan assets” of one or more Plans, and each such purchase and holding of such securities either (i) satisfies the requirements of, and is entitled to full exemptive relief under, PTCE 96-23, 95-60, 91-38, 90-1 or 84-14 (or some other applicable class or individual exemption) (or, in the case of a Non-ERISA Plan, a similar exemption applicable to the transaction) or (ii) will not result in a prohibited transaction under ERISA or the Code or its equivalent under applicable Similar Laws.
      Although, as noted above, governmental plans and certain other plans are not subject to ERISA, including the prohibited transaction provisions thereof, or of Section 4975 of the Code, Similar Laws governing the investment and management of the assets of such plans may contain fiduciary and prohibited transaction provisions similar to those under ERISA and Section 4975 of the Code discussed above. Similarly, fiduciaries of other plans not subject to ERISA may be subject to other legal restrictions under applicable Similar Laws. Accordingly, fiduciaries of governmental plans or other plans not subject to

ERISA, in consultation with their advisors, should consider the impact of their respective Similar Laws on their investment in capital securities, and the considerations discussed above, to the extent applicable.
      The foregoing discussion is general in nature and is not intended to be inclusive. Consequently, and due to the complexity of the fiduciary responsibility and prohibited transaction rules described above and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the capital securities on behalf of or with “plan assets” of any Plan consult with their counsel, prior to any such purchase, regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such investment and whether any exemption would be applicable and determine on their own whether all conditions of such exemption or exemptions have been satisfied such that the acquisition and holding of capital securities by the purchaser Plan are entitled to full exemption relief thereunder.

UNDERWRITING
      Citigroup Global Markets Inc. and Morgan Stanley & Co., Incorporated are acting as representatives of the underwriters named below. Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus supplement, each underwriter has agreed to purchase, and we have agreed to sell to that underwriter, the respective number of capital securities set forth opposite the underwriter’s name below:

Number of
Capital
Underwriters	Securities

Citigroup Global Markets Inc.	1,743,000
Morgan Stanley & Co. Incorporated	1,743,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	1,743,000
UBS Securities LLC	1,743,000
Wachovia Capital Markets, LLC	1,743,000
A.G. Edwards & Sons, Inc.	600,000
Charles Schwab & Co., Inc.	600,000
RBC Dain Rauscher Inc.	600,000
Banc of America Securities LLC	67,500
BB&T Capital Markets, a division of Scott & Stringfellow, Inc.	67,500
Bear, Stearns & Co. Inc.	67,500
Credit Suisse First Boston LLC	67,500
Deutsche Bank Securities Inc.	67,500
H&R Block Financial Advisors, Inc.	67,500
HSBC Securities (USA) Inc.	67,500
KeyBanc Capital Markets, A Division of McDonald Investments Inc.	67,500
Legg Mason Wood Walker, Incorporated	67,500
Lehman Brothers Inc.	67,500
Oppenheimer & Co. Inc.	67,500
Piper Jaffray & Co.	67,500
TD Waterhouse Investor Services, Inc.	67,500
Advest, Inc.	22,500
B.C. Ziegler & Company	22,500
Crowell, Weedon & Co.	22,500
D.A. Davidson & Co.	22,500
Davenport & Company LLC	22,500
First Southwest Company	22,500
Huntleigh Securities Corporation	22,500
Hutchinson, Shockey, Erley & Co.	22,500
Janney Montgomery Scott LLC	22,500
J.J.B. Hilliard, W.L. Lyons, Inc.	22,500
Keefe, Bruyette & Woods, Inc.	22,500
McGinn, Smith & Co. Inc.	22,500
Mesirow Financial, Inc.	22,500
Miller Johnson Steichen Kinnard, Inc.	22,500
Morgan Keegan & Company, Inc.	22,500
Pershing LLC	22,500
Raymond James & Associates, Inc.	22,500
Robert W. Baird & Co. Incorporated	22,500
Ryan Beck & Co., Inc.	22,500
Smith, Moore & Co.	22,500
Southwest Securities, Inc.	22,500
Sterne Agee & Leach, Inc.	22,500
Stephens Inc.	22,500
Stifel, Nicolaus & Company, Incorporated	22,500
SunTrust Capital Markets, Inc.	22,500
Wedbush Morgan Securities Inc.	22,500
William Blair & Company L.L.C.	22,500

Total:	12,000,000

     We have granted the underwriters a right to request from us the opportunity to purchase up to 1,800,000 additional capital securities at the public offering price less the underwriting commission of $.7875 per capital security. The underwriters may exercise these options for 30 days from the date of this prospectus supplement solely to cover any over-allotments.
      The underwriting agreement provides that the obligations of the underwriters to purchase the capital securities included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all capital securities if they purchase any of the capital securities.
      The underwriters propose to offer some of the capital securities directly to the public at the public offering price set forth on the cover page of this prospectus supplement and some of the capital securities to dealers at the public offering price less a concession not to exceed $0.50 per capital security. The underwriters may allow, and dealers may reallow a discount not to exceed $0.45 per capital security on sales to other dealers. After the initial offering of the capital securities to the public, the representatives may change the public offering price, concession and discount.
      The following table shows the underwriting discounts and commissions that we are to pay to the underwriters in connection with this offering.

Paid by
U.S. Bancorp

Per capital security	$.7875
      USB Capital VII and we have agreed that, during a period of 30 days from the date of this prospectus supplement, neither USB Capital VII nor we will offer, sell, contract to sell or otherwise dispose of any capital securities, any other beneficial interests in the assets of USB Capital VII, or any other securities of USB Capital VII or any other similar trust that are substantially similar to the capital securities, including any guarantee of such securities, or any of our junior subordinated debentures issued to USB Capital VII or other similar trust, or any securities convertible into or exchangeable for or representing the right to receive capital securities or any such substantially similar securities of either USB Capital VII or other similar trust, or any of our junior subordinated debentures issued to USB Capital VII or other similar trust, without the prior written consent of the underwriters, except for the capital securities offered in connection with this offering.
      Prior to this offering, there has been no public market for the capital securities. We will apply to list the capital securities on the New York Stock Exchange under the symbol “USB Pr F.” Trading of the capital securities on the New York Stock Exchange is expected to commence within a 30-day period after the initial delivery of the capital securities. In order to meet one of the requirements for listing the capital securities on the New York Stock Exchange, the underwriters have undertaken to sell the capital securities to a minimum of 400 beneficial owners. The representatives have advised us that they intend to make a market in the capital securities prior to the commencement of trading on the New York Stock Exchange, but are not obligated to do so, and may discontinue market making at any time without notice. We cannot give any assurance as to the liquidity of the trading market for the capital securities.
      In connection with this offering, the underwriters are permitted to engage in transactions that stabililze the market price of the capital securities. Such transactions consist of bids or purchases to peg, fix or maintain the price of the capital securities. If the underwriters create a short position in the capital securities in connection with this offering, i.e., if they sell more capital securities than are on the cover page of this prospectus supplement, the underwriters may reduce that short position by purchasing capital securities in the open market. Purchases of a security to stabilize the price or to reduce a short position could cause the price of a security to be higher than it might be in the absence of such purchases.
      Neither we nor any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the capital securities. In addition, neither we nor any of the underwriters makes any representation that the underwriters will engage in those transactions or that those transactions, once commenced will not be discontinued without notice.
      We estimate that our share of the total expenses of this offering, excluding underwriting discounts and commissions, will be approximately $105,000.
      Certain of the underwriters and certain of their respective affiliates have performed banking, investment banking, custodial and advisory services for us and our affiliates, from time to time, for which they have received customary fees and expenses. The underwriters may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business.
      U.S. Bancorp expects to deliver the capital securities against payment on or about the date specified in the last paragraph of the cover page of this prospectus supplement, which is the eighth business day following the date of this prospectus supplement. Under Rule 15c6-1 of the SEC under the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, if any purchaser wishes to trade the capital securities on the date of this prospectus supplement or the next succeeding four business days, it will be required, by virtue of the fact that the capital securities initially will settle on the eighth business day following the date of this prospectus supplement, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement.
      The underwriters do not intend to make sales of the capital securities to accounts over which they exercise discretionary authority without obtaining the prior written approval of the account holder.
      USB Capital VII and we have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or contribute to payments that the underwriters may be required to make because of any of those liabilities.
LEGAL OPINIONS
      Certain matters of Delaware law relating to USB Capital VII will be passed upon for USB Capital VII and U.S. Bancorp by Richards, Layton & Finger, P.A., Wilmington, Delaware. The due authorization, execution and delivery of the junior subordinated debentures and the validity of the junior subordinated debentures and the guarantees will be passed upon for U.S. Bancorp and USB Capital VII by Squire, Sanders & Dempsey L.L.P., Cincinnati, Ohio. The validity of the junior subordinated debentures and the guarantees will be passed upon for the underwriters by Simpson Thacher & Bartlett LLP, New York, New York. Certain United States federal income taxation matters also will be passed upon for U.S. Bancorp and USB Capital VII by Squire, Sanders & Dempsey L.L.P., Cincinnati, Ohio.
EXPERTS
      Our financial statements as of December 31, 2004 and 2003 and for each of the two years in the period ended December 31, 2004 and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004 included therein incorporated in this prospectus supplement by reference from our Annual Report on Form 10-K for the year ended December 31, 2004 have been audited by Ernst & Young LLP, independent registered public accounting firm, as stated in their reports which are incorporated by reference in this prospectus supplement. Our financial statements for the year in the period ended December 31, 2002 incorporated in this prospectus supplement by reference from our Annual Report on Form 10-K for the year ended December 31, 2004 have been audited by PricewaterhouseCoopers LLP, independent accountants, as stated in their report. Such financial statements and management’s assessment are incorporated in reliance upon the reports of such firms given on their authority as experts in accounting and auditing.

PROSPECTUS
U.S. Bancorp
800 Nicollet Mall
Minneapolis, Minnesota 55402
(651) 466-3000
$10,000,000,000
U.S. Bancorp
Junior Subordinated Deferrable
Interest Debt Securities
USB Capital VII
USB Capital VIII
USB Capital IX
USB Capital X
USB Capital XI
USB Capital XII
USB Capital XIII
USB Capital XIV
USB Capital XV
USB Capital XVI
Capital Securities
Fully and unconditionally guaranteed, as described in this prospectus, by U.S. Bancorp

      We will provide the specific terms of these securities in supplements to this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you invest.

      The securities will be unsecured obligations of USB and/or the trusts and will not be savings accounts deposits or other obligations of any bank or nonbank subsidiary of USB and/or the trusts and are not insured by the Federal Deposit Insurance Corporation, the Bank Insurance Fund or any other government agency.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
      This prospectus may not be used to sell securities unless accompanied by the applicable prospectus supplement.
The date of this prospectus is August 3, 2005.

      You should rely on the information incorporated by reference or provided in this prospectus. We have not authorized anyone else to provide you with different information. Neither we nor the underwriters are making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of this document.

Prospectus

ABOUT THIS PROSPECTUS
      This prospectus is part of a registration statement that we, along with the trusts, USB Capital VII, USB Capital VIII, USB Capital IX, USB Capital X, USB Capital XI, USB Capital XII, USB Capital XIII, USB Capital XIV, USB Capital XV and USB Capital XVI, filed with the SEC using a shelf registration process. Under this shelf registration process, we may sell:

•	debt securities;

•	preferred stock;

•	depositary shares;

•	common stock;

•	debt warrants;

•	equity warrants; and

•	units
and the trusts may sell:

•	capital securities (representing undivided beneficial interests in the trusts) to the public; and

•	common securities to us
in one or more offerings.
      The trusts will use the proceeds from sales of securities to buy a series of our junior subordinated debt securities with terms that correspond to the capital securities.
      We:

•	will pay principal and interest on our junior subordinated debt securities, subject to the payment of our more senior debt;

•	may choose to distribute our junior subordinated debt securities pro rata to the holders of the related capital securities and common securities if we terminate a trust; and

•	will fully and unconditionally guarantee the capital securities based on:

•	our obligations to make payments on our junior subordinated debt securities;

•	our obligations under our guarantee (our payment obligations are subject to payment on all of our general liabilities); and

•	our obligations under the trust agreements.
      This prospectus provides you with a general description of the capital securities, the junior subordinated debt securities and the guarantee. The description of the debt securities, the preferred stock, the depositary shares, the debt warrants, the equity warrants and the units will be included in a separate prospectus in this registration statement. Each time we sell capital securities, we will provide an applicable prospectus supplement that will contain specific information about the terms of that offering. The applicable prospectus supplement may also add, update or change information in this prospectus. You should read this prospectus and the applicable prospectus supplement together with the additional information described under the heading “Where You Can Find More Information.”
      The registration statement that contains this prospectus (including the exhibits to the registration statement) has additional information about us and about the trusts and the securities offered under this prospectus. That registration statement can be read at the SEC web site or at the SEC offices mentioned under the heading “Where You Can Find More Information.”

      The words “USB,” “Company,” “we,” “our,” “ours” and “us” refer to U.S. Bancorp and its subsidiaries, unless otherwise stated. We have also defined terms in the glossary section, at the back of this prospectus.
WHERE YOU CAN FIND MORE INFORMATION
      We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document that we file at the SEC’s public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC’s website at http://www.sec.gov. Our SEC filings are also available at the offices of the New York Stock Exchange. For further information on obtaining copies of our public filings at the New York Stock Exchange, you should call (212) 656-5060.
      The SEC allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the following documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), until we or any underwriters sell all of the securities:

•	Annual Report on Form 10-K for the year ended December 31, 2004;

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2005; and

•	Current Reports on Form 8-K filed on January 18, March 9 (two reports, one of which was on Form 8-K/ A), March 21, April 19, May 16, June 15, June 22, June 27, and July 19, 2005.
      You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:
U.S. Bancorp
800 Nicollet Mall
Minneapolis, Minnesota 55402
Attn: Investor Relations Department
(612) 303-0799 or (866) 775-9668
      The trusts have no separate financial statements. The statements would not be material to holders of the capital securities because the trusts have no independent operations.
      Unless otherwise indicated, currency amounts in this prospectus and in any applicable prospectus supplement are stated in U.S. dollars.
ABOUT U.S. BANCORP
      We are a multi-state financial holding company with $204 billion in assets at June 30, 2005, headquartered in Minneapolis, Minnesota. We were incorporated in Delaware in 1929 and operate as a financial holding company and a bank holding company under the Bank Holding Company Act of 1956. We provide a full range of financial services, including lending and depository services, cash management, foreign exchange and trust and investment management services. We also engage in credit card services, merchant and automated teller machine processing, mortgage banking, insurance, brokerage, leasing and investment banking. We are the parent company of U.S. Bank.
      Our banking subsidiaries are engaged in the general banking business, principally in domestic markets. Our subsidiaries range in size from $25 million to $128 billion in deposits at December 31, 2004, and provide a wide range of products and services to individuals, businesses, institutional organizations, governmental entities and other financial institutions. Commercial and consumer lending services are principally offered to customers within our domestic markets, to domestic customers with foreign operations and within certain niche national venues. Lending services include traditional credit products as well as credit card services, financing and import/export trade, asset-backed lending, agricultural finance and other products. Leasing products are offered through bank leasing subsidiaries. Depository services include checking accounts, savings accounts and time certificate contracts. Ancillary services such as foreign exchange, treasury management and receivable lock-box collection are provided to corporate customers. Our bank and trust subsidiaries provide a full range of asset management and fiduciary services for individuals, estates, foundations, businesses and charitable organizations.
      Our nonbanking subsidiaries primarily offer investment and insurance products to our customers principally within their markets and mutual fund processing services to a broad range of mutual funds. Banking and investment services are provided through a network of 2,383 banking offices principally operating in 24 states in the Midwest and West. U.S. Bancorp operates a network of 4,877 branded ATMs and provides 24-hour, seven day a week telephone customer service. Mortgage banking services are provided through banking offices and loan production offices throughout our markets. Consumer lending products may be originated through banking offices, indirect correspondents, brokers or other lending sources, and a consumer finance division. We are also one of the largest providers of Visa® corporate and purchasing card services and corporate trust services in the United States. A wholly-owned subsidiary, NOVA Information Systems, Inc., provides merchant processing services directly to merchants through a network of banking affiliations. Affiliates of NOVA Information Systems, Inc. provide similar merchant services in Canada and segments of Europe. These foreign operations are not significant to us.
      Our common stock is traded on the New York Stock Exchange under the ticker symbol “USB.” Our principal executive offices are located at 800 Nicollet Mall, Minneapolis, Minnesota 55402, and our telephone number is (651) 466-3000.
      If you would like to know more about us, see our documents incorporated by reference in this prospectus as described under the section “Where You Can Find More Information.”
ABOUT THE TRUSTS
      We created a number of trusts under Delaware law under separate trust agreements established for each trust. A trust is a fiduciary relationship where one person known as the trustee, holds some property for the benefit of another person, in this case, the purchasers of the securities. For the securities being sold, the trustees and we will enter into amended and restated trust agreements that will be essentially in the form filed as an exhibit to the registration statement, which will state the terms and conditions for each trust to issue and sell the specific capital securities and common securities.
      The trusts exist solely to:

•	issue and sell capital securities and common securities;

•	use the gross proceeds from the sale of the capital securities and common securities to purchase corresponding series of our junior subordinated debt securities;

•	maintain their status as grantor trusts for federal income tax purposes; and

•	engage in other activities that are necessary or incidental to these purposes.
      We will purchase all of the common securities of each trust. The common securities will represent an aggregate liquidation amount equal to at least 3% of each trust’s total capitalization. The capital securities will represent the remaining 97% of each trust’s total capitalization. The common securities will have terms substantially identical to, and will rank equal in priority of payment with, the capital securities. If we default on the corresponding junior subordinated debt securities, then distributions on the common securities will be subordinate to the preferred securities in priority of payment.

      For each trust, as the direct or indirect holder of the common securities, we have appointed five trustees to conduct each trust’s business and affairs. As holder of the common securities we (except in some circumstances) have the power to:

•	appoint the trustees;

•	replace or remove the trustees; and

•	increase or decrease the number of trustees.
      This means that if you are dissatisfied with a trustee you will not be able to remove the trustee without our assistance. Similarly, if we are dissatisfied with a trustee we can remove the trustee even if you are satisfied with the trustee.
      The capital securities will be fully and unconditionally guaranteed by us as described under “Description of the Guarantees.”
      The principal executive offices of each trust is c/o U.S. Bancorp, 800 Nicollet Mall, Minneapolis, Minnesota 55402 and the telephone number is (651) 466-3000.
USE OF PROCEEDS
      Each trust will use all the proceeds from the sale of the capital securities to purchase our junior subordinated debt securities. Except as otherwise stated in the applicable prospectus supplement, we intend to use the proceeds from the sale of our junior subordinated debt securities (including corresponding junior subordinated debt securities) for general corporate purposes, including working capital, capital expenditures, investments in or advances to existing or future indebtedness, repayment of maturing obligations and replacement of outstanding indebtedness. Pending such use, we may temporarily invest the proceeds or use them to reduce short-term indebtedness.
      The applicable prospectus supplement provides more details on the use of proceeds of any specific offering.
RATIO OF EARNINGS TO FIXED CHARGES
      The ratio of earnings to fixed charges of USB for each of the periods indicated is as follows:

	Year Ended December 31

	2004	2003	2002	2001	2000

Ratio of Earnings to Fixed Charges:
Excluding interest on deposits	5.98	6.40	4.88	2.26	2.76
Including interest on deposits	3.88	3.64	2.79	1.50	1.69
      The ratio of earnings to fixed charges is computed by dividing income from continuing operations before income taxes and fixed charges (excluding capitalized interest), as adjusted for some equity method investments, by fixed charges. Fixed charges consist of interest on debt (including capitalized interest), amortization of debt discount and expense and a portion of rentals determined to be representative of interest.
DESCRIPTION OF JUNIOR SUBORDINATED DEBT SECURITIES
      This section describes the general terms and provisions of the junior subordinated debt securities that are offered by this prospectus. The applicable prospectus supplement will describe the specific terms of the series of the junior subordinated debt securities offered under that prospectus supplement and any general terms outlined in this section that will not apply to those junior subordinated debt securities.

      The junior subordinated indenture will be issued under an indenture dated as of April 28, 2005, between us and Delaware Trust Company, National Association, as trustee. The indenture will be qualified under the Trust Indenture Act. A form of the junior subordinated indenture is filed as an exhibit to the registration statement relating to this prospectus.
      This section summarizes the material terms and provisions of the junior subordinated indenture and the junior subordinated debt securities. Because this is a summary, it does not contain all of the details found in the full text of the junior subordinated indenture and the junior subordinated debt securities. If you would like additional information, you should read the form of junior subordinated indenture and the form of junior subordinated debt securities.
General
      We can issue the junior subordinated debt securities in one or more series. A series of junior subordinated debt securities initially will be issued to a trust in connection with a capital securities offering.
      Unless otherwise described in the applicable prospectus supplement regarding any offered junior subordinated debt securities, the junior subordinated debt securities will rank equally with all other series of junior subordinated debt securities, will be unsecured and will be subordinate and junior in priority of payment to all of our Senior Debt as described below under “Subordination.”
      The indenture does not limit the amount of junior subordinated debt securities which we may issue, nor does it limit our issuance of any other secured or unsecured Debt.
      We can issue the junior subordinated debt securities under a supplemental indenture, an officers’ certificate or a resolution of our board of directors.
      The applicable prospectus supplement will describe the following terms of the junior subordinated debt securities:

•	the title;

•	any limit on the aggregate principal amount that may be issued;

•	the date(s) on which the principal is payable or the method of determining that date;

•	the interest rate, if any, the interest payment dates, any rights we may have to defer or extend an interest payment date, and the regular record date for any interest payment or the method by which any of the foregoing will be determined;

•	the place(s) where payments shall be payable and where the junior subordinated debt securities can be presented for registration of transfer or exchange, and the place(s) where notices and demands to or on us can be made;

•	any period(s) within which or date(s) on which, price(s) at which and the terms and conditions on which the junior subordinated debt securities can be redeemed, in whole or in part, at our option or at the option of a holder of the junior subordinated debt securities;

•	our or any holder’s obligation or right, if any, to redeem, purchase or repay the junior subordinated debt securities and other related terms and provisions;

•	the denominations in which any junior subordinated debt securities will be issued if other than denominations of $100,000 and integral multiples of $1,000 in excess thereof;

•	if other than in U.S. dollars, the currency in which the principal, premium and interest, if any, that the junior subordinated debt securities will be payable or denominated;

•	any additions, modifications or deletions in the events of default or covenants specified in the indenture;

•	the portion of the principal amount that will be payable at declaration of acceleration of the maturity;

•	any additions or changes to the indenture as will be necessary to facilitate the issuance of a series of junior subordinated debt securities in bearer form, registrable or not registrable for the principal, and with or without interest coupons;

•	the index or indices used to determine the amount of payments of principal and premium, if any, on any junior subordinated debt securities and how these amounts will be determined;

•	the terms and conditions under which temporary global securities are exchanged for definitive junior subordinated debt securities of the same series;

•	whether the junior subordinated debt securities will be issued in global form and, in that case, the terms and the depositary for these global securities;

•	the paying agent;

•	the terms and conditions of any right to convert or exchange any junior subordinated debt securities into any of our other securities or property;

•	the form of trust agreement and guarantee agreement;

•	the relative degree, if any, to which the junior subordinated debt securities shall be senior or subordinated to other junior subordinated debt securities or any of our other indebtedness in right of payment; and

•	any other terms of the junior subordinated debt securities consistent with the provisions of the indenture.
      Junior subordinated debt securities may be sold at a substantial discount below their stated principal amount, bearing no interest or interest at a rate which at the time of issuance is below market rates. Some U.S. federal income tax consequences and special considerations applicable to the junior subordinated debt securities will be described in the applicable prospectus supplement.
      The applicable prospectus supplement will describe the restrictions, elections, some U.S. federal income tax consequences, and specific terms and other information related to the junior subordinated debt securities if the purchase price, principal, premium, or interest of any of the junior subordinated debt securities is payable or denominated in one or more foreign currencies or currency units.
      If any index is used to determine the amount of payments of principal, premium, or interest on any series of junior subordinated debt securities, special U.S. federal income tax, accounting and other considerations applicable to the junior subordinated debt securities will be described in the applicable prospectus supplement.
Option to Extend Interest Payment Dates
      If provided in the applicable prospectus supplement and if the junior subordinated debentures are not in default, we shall have the right at any time and from time to time during the term of any series of junior subordinated debt securities to defer payment of interest for a number of consecutive interest payment periods as specified in the applicable prospectus supplement (extension period).
      Some U.S. federal income tax consequences and considerations applicable to any junior subordinated debt securities that permit extension periods will be described in the applicable prospectus supplement.
Redemption
      Unless otherwise indicated in the applicable prospectus supplement, junior subordinated debt securities will not be subject to any sinking fund.

      Unless the applicable prospectus supplement indicates otherwise, we may, at our option and subject to the receipt of prior approval by the Board of Governors of the Federal Reserve System, if then required under applicable capital guidelines or policies, redeem the junior subordinated debt securities of any series:

•	in whole at any time or in part from time to time; or

•	upon the occurrence of a Tax Event, an Investment Company Event or a Capital Treatment Event in whole (but not in part) at any time within 90 days of the occurrence of the Tax Event, the Investment Company Event or Capital Treatment Event.
      If the junior subordinated debt securities of any series are redeemable only on or after a specified date or by the satisfaction of additional conditions, the applicable prospectus supplement will specify the date or describe these conditions.
      Junior subordinated debt securities shall be redeemable in the denominations specified in the prospectus supplement. Unless the applicable prospectus supplement indicates otherwise, junior subordinated debt securities will be redeemed at the redemption price.
      A Tax Event means that either we or a trust will have received an opinion of counsel (which may be our counsel or counsel of an affiliate but not an employee and which must be reasonably acceptable to the property trustee) experienced in tax matters stating that, as a result of any:

•	amendment to, or change (including any announced prospective change) in, the laws (or any regulations under those laws) of the United States or any political subdivision or taxing authority affecting taxation; or

•	interpretation or application of the laws enumerated in the preceding bullet point or regulations, by any court, governmental agency or regulatory authority;
there is more than an insubstantial risk that:

•	a trust is, or will be within 90 days of the date of the opinion of counsel, subject to U.S. federal income tax on interest received on the junior subordinated debt securities;

•	interest payable by us to the trusts on the junior subordinated debt securities is not, or will not be within 90 days of the date of the opinion of counsel, deductible, in whole or in part, for U.S. federal income tax purposes; or

•	a trust is, or will be within 90 days of the date of the opinion of counsel, subject to more than a minimal amount of other taxes, duties, assessments or other governmental charges.
      An Investment Company Event means the receipt by us and a trust of an opinion of counsel experienced in matters relating to investment companies to the effect that, as a result of any:

•	change in law or regulation; or

•	change in interpretation or application of law or regulation by any legislative body, court, governmental agency or regulatory authority, the trust is or will be considered an investment company that is required to be registered under the Investment Company Act, which change becomes effective on or after the original issuance of the capital securities.
      A Capital Treatment Event means the reasonable determination by us that, as a result of any:

•	amendment to, or change (including any prospective change) in, laws or any applicable regulation of the United States and any political subdivision; or

•	as a result of any official or administrative pronouncement or action or judicial decision interpreting or applying the laws or regulations, which amendment is effective or announced on or after the date of issuance of the capital securities, there is more than an insubstantial risk of impairment of our ability to treat the capital securities (or any substantial portion) as Tier 1 capital (or its equivalent) for purposes of the capital adequacy guidelines of the Federal Reserve, in effect and applicable to us.
      Notice of any redemption will be mailed at least 30 days and not more than 60 days before the redemption date to each holder of redeemable junior subordinated debt securities, at its registered address. Unless we default in the payment of the redemption price, on or after the redemption date, interest will cease to accrue on the junior subordinated debt securities or portions called for redemption.
Restrictions on Some Payments
      We agreed that we will not permit any of our subsidiaries to:

•	declare or pay any dividends or distributions, or redeem, purchase, acquire, or make a liquidation payment on any of our capital stock;

•	make any payment of principal of interest or premium, if any, on or repay, repurchase or redeem any of our debt securities (including other junior subordinated debt securities) that rank equally with or junior in interest to the junior subordinated debt securities; or

•	make any guarantee payments on any guarantee of debt securities of any of our subsidiaries (including under other guarantees) if the guarantee ranks equally with or junior in interest to the junior subordinated debt securities, except in some circumstances, if at that time:

•	we have actual knowledge of an event that with the giving of notice or the lapse of time, or both, would constitute an event of default under the indenture and we will not have taken reasonable steps to cure the event of default;

•	the junior subordinated debt securities are held by a trust that is the issuer of a series of related capital securities and we are in default on our payment obligations under the guarantee relating to those related capital securities; or

•	we have given notice of our selection of an extension period on the junior subordinated debt securities of a series and we have not rescinded the notice, or extension period, or any extension period relating to the junior subordinated debt securities shall be continuing.
Modification of Indenture
      We may and the trustee may change the indenture without your consent for specified purposes, including:

•	to fix any ambiguity, defect or inconsistency, provided that the change does not materially adversely affect the interest of any holder of any series of junior subordinated debt securities or, in the case of corresponding junior subordinated debt securities, the interest of a holder of any related capital securities so long as they remain outstanding; and

•	to qualify or maintain the qualification of the indenture under the Trust Indenture Act.
      In addition, under the indenture, we and the trustee may modify the indenture to affect the rights of the holders of the series of the junior subordinated debt securities, with the consent of the holders of a majority in principal amount of the outstanding series of junior subordinated debt securities that are affected. However, neither we nor the trustee may take the following actions without the consent of each holder of the outstanding junior subordinated debt securities affected:

•	change the maturity date of any series of junior subordinated debt securities (except as otherwise specified in the applicable prospectus supplement), or reduce the principal amount, rate of interest, or extend the time of payment of interest;

•	reduce the percentage in principal amount of junior subordinated debt securities of any series necessary to modify the indenture;

•	modify some provisions of the indenture relating to modification or waiver, except to increase the required percentage; or

•	modify the provisions of the indenture relating to the subordination of the junior subordinated debt securities of any series in a manner adverse to the holders, provided that, in the case of corresponding junior subordinated debt securities, as long as any of the related capital securities are outstanding, no modification will be made that adversely affects the holders of these capital securities in any material respect. Also the indenture cannot be terminated, and a waiver of any event of default or compliance with any covenant under the indenture cannot be effective, without the prior consent of the holders of a majority of the liquidation preference of the related capital securities unless and until the principal of the corresponding junior subordinated debt securities and all accrued and unpaid interest have been paid in full and some other conditions are satisfied.
      In addition, we and the trustee may execute any supplemental indenture to create any new series of junior subordinated debt securities without the consent of any holders.
Events of Default
      The following are events of defaults under the indenture:

•	the default in the payment of interest in full for a period of 30 days after the conclusion of a period consisting of 20 consecutive quarters, commencing with the earliest quarter for which interest (including deferred payments) has not been paid in full;

•	the related trust shall have voluntarily or involuntarily dissolved, wound-up its business or otherwise terminated its existence, except in connection with (i) the distribution of the junior subordinated debt securities to holders of the trust preferred securities, (ii) the redemption of all of the outstanding trust preferred securities or (iii) certain mergers, consolidations or amalgamations;

•	certain events in bankruptcy, insolvency or reorganization; or

•	any other event of default that may be specified for the junior subordinated debt securities of that series when that series is created.
      The holders of a majority in aggregate outstanding principal amount of any series of junior subordinated debt securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee. If an event of default (other than certain events of bankruptcy) under the indenture of any series occurs and is continuing, the junior subordinated trustee or the holders of at least 25% in aggregate principal amount of the outstanding junior subordinated debt securities can declare the unpaid principal and accrued interest, if any, to the date of acceleration on all the outstanding junior subordinated debt securities of that series to be due and payable immediately. Similarly, in the case of corresponding junior subordinated debt securities, if the trustee or holders of the corresponding junior subordinated debt securities fail to make this declaration, the holders of at least 25% in aggregate liquidation preference of the related capital securities will have that right.
      If an event of default consisting of certain events of bankruptcy occurs under the indenture of any series, the principal amount of all the outstanding junior subordinated debt securities of that series will automatically, and without any declaration or other action on the part of the trustee or any holder, become immediately due and payable.
      The holders of a majority in aggregate outstanding principal amount of any series of junior subordinated debt securities can rescind a declaration of acceleration and waive the default if the default (other than the non-payment of principal which has become due solely by acceleration) has been cured and a sum sufficient to pay all principal and interest due (other than by acceleration) has been deposited with the trustee. In the case of corresponding junior subordinated debt securities, if the holders of the corresponding junior subordinated debt securities fail to rescind a declaration and waive the default, the holders of a majority in aggregate liquidation amount of the related capital securities will have that right.

      The holders of a majority in aggregate outstanding principal amount of the junior subordinated debt securities of any affected series may, on behalf of holders of all of the junior subordinated debt securities, waive any past default, except:

•	a default in the payment of principal or interest (unless the default has been cured or a sum sufficient to pay all matured installments of principal and interest has been deposited with the trustee); or

•	a default in a covenant or provision of the indenture which cannot be modified or amended without the consent of the holders of each outstanding junior subordinated debt securities.
      In the case of corresponding junior subordinated debt securities, if the holders of the corresponding junior subordinated debt securities fail to rescind a declaration and waive the default, the holders of a majority in liquidation preference of the related capital securities will have that right.
      We are required to file annually, with the trustee, a certificate stating whether or not we are in compliance with all the conditions and covenants applicable to us under the junior subordinated indenture.
      If an event of default occurs and is continuing on a series of corresponding junior subordinated debt securities, the property trustee will have the right to declare the principal of, and the interest on, the corresponding junior subordinated debt securities, and any amounts payable under the indenture, to be immediately due and payable, and to enforce its other rights as a creditor for these corresponding junior subordinated debt securities.
Enforcement of Some Rights by Holders of Capital Securities
      If an event of default under the indenture has occurred and is continuing, and this event can be attributable to our failure to pay interest or principal on the related junior subordinated debt securities when due, you may institute a legal proceeding directly against us to enforce the payment of the principal of or interest on those subordinated debt securities having a principal amount equal to the liquidation amount of your related capital securities. We cannot amend the indenture to remove the right to bring a direct action, without the written consent of holders of all capital securities. If the right to bring a direct action is removed, the applicable trust may become subject to reporting obligations under the Exchange Act.
      You would not be able to exercise directly any remedy other than those stated in the preceding paragraph which are available to the holders of the junior subordinated debt securities unless there has been an event of default under the trust agreement. See “Description of Capital Securities — Events of Default; Notice.”
Consolidation, Merger, Sale of Assets and Other Transactions
      The indenture states that we cannot consolidate with or merge into any other person or convey, transfer or lease our properties and assets substantially as an entirety to any person, and no person will consolidate with or merge into us or convey, transfer or lease its properties and assets substantially as an entirety to us, unless:

•	the successor is organized under the laws of the United States or any state or the District of Columbia, and expressly assumes all of our obligations under the indenture;

•	immediately after the transaction, no event of default, and no event which, after notice or lapse of time or both, would become an event of default, shall have occurred and be continuing;

•	this transaction is permitted under the related trust agreement and the related guarantee and does not give rise to any breach or violation of the related trust agreement or the related guarantee; and

•	some other conditions prescribed in the indenture are met.

      The general provisions of the indenture do not afford protection to the holders of the junior subordinated debt securities in the event of a highly leveraged or other transaction involving us that may adversely affect the holders.
Satisfaction and Discharge
      The indenture provides that when all junior subordinated debt securities not previously delivered to the trustee for cancellation:

•	have become due and payable; or

•	will become due and payable within one year, and

•	we deposit with the trustee money sufficient to pay and discharge the entire indebtedness on the junior subordinated debt securities;

•	we deliver to the trustee officers’ certificates and opinions of counsel; and

•	we comply with some other requirements under the indenture,
then the indenture will cease to be of further effect and we will be considered to have satisfied and discharged the indenture.
Conversion or Exchange
      If indicated in the applicable prospectus supplement, the junior subordinated debt securities of any series may be convertible or exchangeable into capital securities or other securities. The applicable prospectus supplement will describe the specific terms on which the junior subordinated debt securities of any series may be so converted or exchanged. The terms may include provisions for conversion or exchange, either mandatory, at the option of the holder, or at our option, in which case the number of shares of capital securities or other securities to be received by the holders of junior subordinated debt securities would be calculated as of a time and in the manner stated in the applicable prospectus supplement.
Subordination
      The indenture provides that any junior subordinated debt securities will be subordinate and junior in right of payment to all Senior Debt.
      Upon any payment or distribution of assets to creditors upon our liquidation, dissolution, winding up, reorganization, whether voluntary or involuntary, assignment for the benefit of creditors, marshaling of assets or any bankruptcy, insolvency, debt restructuring or similar proceedings, the holders of Senior Debt will first be entitled to receive payment in full of the principal, premium, or interest due before the holders of junior subordinated debt securities or, in the case of corresponding junior subordinated debt securities, the property trustee, on behalf of the holders, will be entitled to receive any payment or distribution.
      In the event of the acceleration of the maturity of any junior subordinated debt securities, the holders of all Senior Debt outstanding at the time of the acceleration will first be entitled to receive payment in full of all amounts due on the Senior Debt (including any amounts due upon acceleration) before the holders of junior subordinated debt securities.
      No payment, by or on our behalf, of principal, premium, if any, or interest, on the junior subordinated debt securities shall be made if at the time of the payment, there exists:

•	a default in any payment on any Senior Debt, or any other default under which the maturity of any Senior Debt has been accelerated; and

•	any judicial proceeding relating to the defaults which shall be pending.

      We are a non-operating holding company and almost all of our operating assets are owned by our subsidiaries. We rely primarily on dividends from our subsidiaries to meet our obligations to pay the principal of and interest on our outstanding debt obligations and corporate expenses. We are a legal entity separate and distinct from our banking and nonbanking affiliates. Our principal sources of income are dividends, interest and fees from U.S. Bank National Association and our other banking and nonbanking affiliates. Our banking subsidiaries are subject to some restrictions imposed by federal law on any extensions of credit to, and some other transactions with, us and some other affiliates, and on investments in stock or other securities. These restrictions prevent us and our other affiliates from borrowing from our banking subsidiaries unless the loans are secured by various types of collateral. Further, these secured loans, other transactions and investments by any of our banking subsidiaries are generally limited in amount for us and each of our other affiliates to 10% of our banking subsidiaries’ capital and surplus, and as to us and all of our other affiliates to an aggregate of 20% of our banking subsidiaries’ capital and surplus. In addition, payment of dividends by our banking subsidiaries to us are subject to ongoing review by banking regulators and to various statutory limitations and in some circumstances requires approval by banking regulatory authorities. Because we are a holding company, our right to participate in any distribution of assets of any subsidiary upon the liquidation or reorganization or otherwise of our subsidiary is subject to the prior claims of creditors of the subsidiary, unless we can be recognized as a creditor of that subsidiary. Accordingly, the junior subordinated debt securities will be effectively subordinated to all existing and future liabilities of our banking subsidiaries, and holders of junior subordinated debt securities should look only to our assets for payments on the junior subordinated debt securities.
      The indenture places no limitation on the amount of Senior Debt that we may incur. We expect to incur from time to time additional indebtedness constituting Senior Debt.
      The indenture provides that these subordination provisions, as they relate to any particular issue of junior subordinated debt securities, may be changed before the issuance. The applicable prospectus supplement will describe any of these changes.
Denominations, Registration and Transfer
      Unless the applicable prospectus supplement specifies otherwise, we will issue the junior subordinated debt securities in registered form only, without coupons and in the denominations specified in the prospectus supplement. Holders can exchange junior subordinated debt securities of any series for other junior subordinated debt securities:

•	of the same issue and series;

•	in any authorized denominations;

•	in a like principal amount;

•	of the same date of issuance and maturity; and

•	bearing the same interest rate.
      Subject to the terms of the indenture and the limitations applicable to global securities stated in the applicable prospectus supplement, junior subordinated debt securities will be presented for exchange or for registration of transfer (duly endorsed or with the form of transfer duly endorsed, or a satisfactory written instrument of transfer, duly executed) at the office of the security registrar or at the office of any transfer agent designated by us for that purpose.
      Unless otherwise provided in the applicable prospectus supplement, no service charge will be made for any registration of transfer or exchange, but we may require payment of any taxes or other governmental charges. We have appointed the trustee as security registrar for the junior subordinated debt securities. Any transfer agent (in addition to the security registrar) initially designated by us for any junior subordinated debt securities will be named in the applicable prospectus supplement. We may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the location through which any transfer agent acts, except that we will be required to maintain a transfer agent in each place of payment for the junior subordinated debt securities of each series.
      If the junior subordinated debt securities of any series are to be redeemed, neither the trustee nor us will be required to:

•	issue, register the transfer of, or exchange any junior subordinated debt securities of any series during a period beginning on the business day that is 15 days before the day of mailing of notice of redemption of any junior subordinated debt securities that is selected for redemption and ending at the close of business on the day of mailing of the relevant notice; or

•	transfer or exchange any junior subordinated debt securities selected for redemption, except, the unredeemed portion of any junior subordinated debt securities being redeemed in part.
Global Junior Subordinated Debt Securities
      We may issue, in whole or in part, the junior subordinated debt securities of a series in the form of one or more global junior subordinated debt securities that will be deposited with, or on behalf of, a depositary identified in the applicable prospectus supplement relating to those series. The specific terms of the depositary arrangements for a series of junior subordinated debt securities will be described in the applicable prospectus supplement. See “Book-Entry Issuance.”
Payment and Paying Agents
      Unless otherwise indicated in the applicable prospectus supplement, payment of principal of and any premium and interest on junior subordinated debt securities will be made at the office of the trustee in the City of New York or at the office of the paying agent(s) designated by us, from time to time, in the applicable prospectus supplement. However, we may make interest payments by:

•	check mailed to the address of the person entitled to it at the address appearing in the securities register (except in the case of global junior subordinated debt securities); or

•	transfer to an account maintained by the person entitled to it as specified in the securities register, so long as we receive proper transfer instructions by the regular record date.
      Unless otherwise indicated in the applicable prospectus supplement, payment of the interest on junior subordinated debt securities on any interest payment date will be made to the person in whose name the junior subordinated debt securities are registered at the close of business on the regular record date relating to the interest payment date, except in the case of defaulted interest.
      We may at any time designate additional paying agents or cancel the designation of any paying agent. We will at all times be required to maintain a paying agent in each place of payment for each series of junior subordinated debt securities.
      Any money deposited with the trustee or any paying agent, or held by us in trust for the payment of the principal of and any premium or interest on any junior subordinated debt securities that remains unclaimed for two years after the principal, any premium or interest has become due and payable will, at our request, be repaid to us and the holder of the junior subordinated debt securities can then only look to us for payment.
Information About the Trustee
      The Trust Indenture Act describes the duties and responsibilities of the trustee. Subject to the provisions under the Trust Indenture Act, the trustee has no obligation to exercise any of the powers vested in it by the indenture, at the request of any holder of junior subordinated debt securities, unless the holder offers reasonable indemnity against the costs, expenses and liabilities that are incurred. The trustee is not required to expend or risk its own funds or otherwise incur personal financial liability in the performance of its duties if it reasonably believes that repayment or adequate indemnity is not reasonably assured to it.
Corresponding Junior Subordinated Debt Securities
      The corresponding junior subordinated debt securities are issued in one or more series of junior subordinated debt securities under the indenture with terms corresponding to the terms of a series of related capital securities. Concurrently with the issuance of each trust’s capital securities, the trust will invest the proceeds and the consideration paid by us for the related common securities in a series of corresponding junior subordinated debt securities. Each series of corresponding junior subordinated debt securities will be in the principal amount equal to the aggregate stated liquidation amount of the related capital securities and the common securities of the trust and will rank equally with all other series of junior subordinated debt securities. As a holder of the related capital securities for a series of corresponding junior subordinated debt securities, you will have rights in connection with modifications to the indenture or at the occurrence of events of default under the indenture described under “— Modification of Indenture” and “— Events of Default,” unless provided otherwise in the applicable prospectus supplement for these related capital securities.
      Unless otherwise specified in the applicable prospectus supplement, if a Tax Event relating to a trust of related capital securities occurs and is continuing, we have the option, and subject to prior approval by the Federal Reserve (if required at the time under applicable capital guidelines or policies), to redeem the corresponding junior subordinated debt securities at any time within 90 days of the occurrence of the Tax Event, in whole but not in part, at the redemption price. As long as the applicable trust is the holder of all outstanding series of corresponding junior subordinated debt securities, the trust will use the proceeds of the redemption to redeem the corresponding capital securities and common securities in accordance with their terms. We may not redeem a series of corresponding junior subordinated debt securities in part, unless all accrued and unpaid interest has been paid in full on all outstanding corresponding junior subordinated debt securities of the applicable series.
      We will covenant in the indenture that if and as long as:

•	the trust of the related series of capital securities and common securities is the holder of all the corresponding junior subordinated debt securities;

•	a Tax Event related to the trust has occurred and is continuing; and

•	we have elected, and have not revoked our election to pay Additional Sums for the capital securities and common securities, we will pay to the trust the Additional Sums.
      We will also covenant, as to each series of corresponding junior subordinated debt securities:

•	to maintain directly or indirectly 100% ownership of the common securities of the trust to which corresponding junior subordinated debt securities have been issued, provided that some successors which are permitted under the indenture, may succeed to our ownership of the common securities;

•	not to voluntarily terminate, wind-up or liquidate any trust, except:

•	with prior approval of the Federal Reserve if then so required under applicable capital guidelines or policies of the Federal Reserve; and

•	in connection with a distribution of corresponding junior subordinated debt securities to the holders of the capital securities in liquidation of a trust, or in connection with some mergers, consolidations or amalgamations permitted by the related trust agreement; and

•	to use our reasonable efforts, consistent with the terms and provisions of the related trust agreement, to cause the trust to remain classified as a grantor trust and not as an association taxable as a corporation for United States federal income tax purposes.

DESCRIPTION OF CAPITAL SECURITIES
General
      This section describes the general terms and provisions of the capital securities that are offered by this prospectus. The applicable prospectus supplement will describe the specific terms of the series of the capital securities offered under that prospectus supplement and any general terms outlined in this section that will not apply to those capital securities.
      The capital securities will be issued under the trust agreement. The trust agreement will be qualified as an indenture under the Trust Indenture Act. The forms of trust agreement and capital securities have been filed as an exhibit to the registration statement.
      The capital securities will have the terms described in the applicable trust agreement or made part of the trust agreement by the Trust Indenture Act or the Delaware Business Trust Act. The terms of the capital securities will mirror the terms of the junior subordinated debt securities held by each trust.
      This section summarizes the material terms and provisions of the trust agreement and the capital securities. Because this is only a summary, it does not contain all of the details found in the full text of the trust agreement and the capital securities. If you would like additional information you should read the form of trust agreement and the form of capital securities.
      The trust agreement of each trust authorizes the administrative trustees to issue on behalf of each trust one series of capital securities and one series of common securities containing the terms described in the applicable prospectus supplement. The proceeds from the sale of the capital securities and common securities will be used by each trust to purchase a series of junior subordinated debt securities from us. The junior subordinated debt securities will be held in trust by the property trustee for your benefit and the benefit of the holder of the common securities.
      Under the guarantee, we will agree to make payments of distributions and payments on redemption or liquidation of the capital securities, to the extent that the related trust holds funds available for this purpose and has not made such payments. See “Description of the Guarantee.”
      The assets of each trust available for distribution to you will be limited to payments received from us under the corresponding junior subordinated debt securities. If we fail to make a payment on the corresponding junior subordinated debt securities, the property trustee will not have sufficient funds to make related payments, including distributions, on the capital securities.
      Each guarantee, when taken together with our obligations under the corresponding junior subordinated debt securities and the indenture, the applicable trust agreement and the expense agreement, will provide a full and unconditional guarantee of amounts due on the capital securities issued by each trust.
      Each trust will redeem an amount of capital securities equal to the amount of any corresponding junior subordinated debt securities redeemed.
      Specific terms relating to the capital securities will be described in the applicable prospectus supplement, including:

•	the name of the capital securities;

•	the dollar amount and number of capital securities issued;

•	the annual distribution rate(s) (or method of determining this rate(s)), the payment date(s) and the record dates used to determine the holders who are to receive distributions;

•	the date from which distributions shall be cumulative;

•	the optional redemption provisions, if any, including the prices, time periods and other terms and conditions for which the capital securities shall be purchased or redeemed, in whole or in part;

•	the terms and conditions, if any, under which the junior subordinated debt securities are distributed to you by the trusts;

•	any securities exchange on which the capital securities are listed;

•	whether the capital securities are to be issued in book-entry form and represented by one or more global certificates, and if so, the depositary for the global certificates and the specific terms of the depositary arrangements; and

•	any other relevant rights, preferences, privileges, limitations or restrictions of the capital securities.
      The applicable prospectus supplement will also describe some U.S. federal income tax considerations applicable to any offering of capital securities.
Redemption or Exchange
      Mandatory Redemption. If any corresponding junior subordinated debt securities are repaid or redeemed in whole or in part, whether at maturity or upon earlier redemption, the property trustee will use the proceeds from this repayment or redemption to redeem a Like Amount of the capital securities and common securities. The property trustee will give you at least 30 days’ notice, but not more than 60 days’ notice, before the date of redemption. The capital securities and (unless there is a default under the junior subordinated debt securities) the common securities will be redeemed at the redemption price at the concurrent redemption of the corresponding junior subordinated debt securities. See “Description of the Junior Subordinated Debt Securities — Redemption.”
      If less than all of any series of corresponding junior subordinated debt securities are to be repaid or redeemed on a date of redemption, then the proceeds from the repayment or redemption shall be allocated, pro rata, to the redemption of the related capital securities and the common securities.
      We may redeem any series of corresponding junior subordinated debt securities:

•	on or after the date as specified in the applicable prospectus supplement, in whole at any time or in part, from time to time;

•	at any time, in whole (but not in part), upon the occurrence of a Tax Event, an Investment Company Event or a Capital Treatment; or

•	as is otherwise specified in the applicable prospectus supplement.
      Distribution of Corresponding Junior Subordinated Debt Securities. We may at any time terminate any trust and, after satisfaction of the liabilities of creditors of the trust as provided by applicable law, cause the corresponding junior subordinated debt securities relating to the capital securities and common securities issued by the trust to be distributed to you and the holders of the common securities in liquidation of the trust.
      Tax Event, Investment Company Event Redemption or Capital Treatment Event. If a Tax Event, Investment Company Event or Capital Treatment Event relating to a series of capital securities and common securities shall occur and be continuing, we may redeem the corresponding junior subordinated debt securities in whole, but not in part. This will cause a mandatory redemption of all of the related capital securities and common securities at the redemption price within 90 days following the occurrence of the Tax Event, Investment Company Event or Capital Treatment Event.
      If a Tax Event, Investment Company Event or Capital Treatment Event relating to a series of capital securities and common securities occurs and is continuing and we elect not to redeem the corresponding junior subordinated debt securities or to terminate the related trust and cause the corresponding junior subordinated debt securities to be distributed to holders of the capital securities and common securities as described above, those capital securities and common securities will remain outstanding and Additional Sums may be payable on the corresponding junior subordinated debt securities.

      Like Amount means:

•	for a redemption of any series of capital securities and common securities, capital securities and common securities of the series having a Liquidation Amount equal to that portion of the principal amount of corresponding junior subordinated debt securities to be contemporaneously redeemed. The Like Amount will be allocated to the common securities and to the capital securities based upon their relative Liquidation Amounts. The proceeds will be used to pay the redemption price of the capital securities and common securities; and

•	for a distribution of corresponding junior subordinated debt securities to holders of any series of capital securities and common securities, corresponding junior subordinated debt securities having a principal amount equal to the Liquidation Amount of the related capital securities and common securities.

•	Liquidation Amount means, unless otherwise provided in the applicable prospectus supplement, $25 per capital security and common security.
      Once the liquidation date is fixed for any distribution of corresponding junior subordinated debt securities for any series of capital securities:

•	the series of capital securities will no longer be deemed to be outstanding;

•	The DTC, or its nominee, as the record holder of the series of capital securities, will receive a registered global certificate or certificates representing the corresponding junior subordinated debt securities to be delivered upon the distribution; and

•	certificates representing the series of capital securities not held by DTC or its nominee will be deemed to represent the corresponding junior subordinated debt securities. Those certificates will bear accrued and unpaid interest in an amount equal to the accrued and unpaid distributions on the series of capital securities until the certificates are presented to the administrative trustees of the applicable trust or their agent for transfer or reissuance.
      We cannot assure you of the market prices for the capital securities or the corresponding junior subordinated debt securities. Accordingly, the capital securities that you may purchase, or the corresponding junior subordinated debt securities that you may receive on dissolution and liquidation of a trust, may trade at a discount of the price that you paid for the capital securities.
Redemption Procedures
      Capital securities redeemed on a date of redemption shall be:

•	redeemed at the redemption price with the applicable proceeds from the contemporaneous redemption of the corresponding junior subordinated debt securities; and

•	payable on each date of redemption only to the extent that the related trust has funds on hand available for the payment of the redemption price.
      If notice of redemption is given, then, by 12:00 noon, New York City time, on the date of redemption, to the extent funds are available, the property trustee will deposit irrevocably with DTC funds sufficient to pay the applicable redemption price and will give DTC irrevocable instructions and authority to pay the redemption price to you. See “Book-Entry Issuance.” If the capital securities are no longer in book-entry form, the property trustee, to the extent funds are available, will irrevocably deposit with the paying agent for the capital securities, funds sufficient to pay the applicable redemption price and will give the paying agent irrevocable instructions and authority to pay the redemption price to you when you surrender your certificates evidencing the capital securities.
      Distributions payable on or before the date of redemption for any capital securities called for redemption shall be payable to the holders on the relevant record dates for the related distribution dates.

      If notice of redemption is given and funds deposited as required, all of your rights will cease, except your right to receive the redemption price, and the capital securities will cease to be outstanding.
      If a date of redemption is not a business day, then payment of the redemption price payable on the date of redemption will be made on the next succeeding day which is a business day (and without any interest or other payment for any delay). However, if the business day falls in the next calendar year, then payment will be made on the immediately preceding business day.
      If payment of the redemption price of the capital securities called for redemption is improperly withheld or refused and not paid either by the trust or by us under the guarantee, then distributions on the capital securities will continue to accrue at the then applicable rate from the date of redemption to the date that the redemption price is actually paid. In this case the actual payment date will be the date of redemption for purposes of calculating the redemption price.
      Subject to applicable law (including, without limitation, federal securities law), our subsidiaries or us may at any time and from time to time purchase outstanding capital securities by tender offer, in the open market or by private agreement.
      Payment of the redemption price on the capital securities and any distribution of corresponding junior subordinated debt securities to holders of capital securities shall be payable to the holders on the relevant record date as they appear on the register of capital securities. The record date shall be one business day before the relevant date of redemption or liquidation date as applicable. However, if the capital securities are not in book-entry form, the relevant record date for the capital securities shall be at least 15 days before the date of redemption or liquidation date.
      If less than all of the capital securities and common securities issued by a trust are to be redeemed on a redemption date, then the aggregate Liquidation Amount of the capital securities and common securities to be redeemed shall be allocated pro rata to the capital securities and the common securities based upon the relative Liquidation Amounts of such classes. The property trustee will select the capital securities to be redeemed on a pro rata basis not more than 60 days before the date of redemption, by a method deemed fair and appropriate by it. The property trustee will promptly notify the registrar in writing of the capital securities selected for redemption and, in the case of any capital securities selected for partial redemption, the Liquidation Amount to be redeemed.
      You will receive notice of any redemption at least 30 days but not more than 60 days before the date of redemption at your registered address. Unless we default in the payment of the redemption price on the corresponding junior subordinated debt securities, on and after the date of redemption, interest will cease to accrue on the junior subordinated debt securities or portions of the junior subordinated debt securities (and distributions will cease to accrue on the related capital securities or portions of the capital securities) called for redemption.
Subordination of Common Securities
      Payment of distributions on, and the redemption price of, each trust’s capital securities and common securities, will be made pro rata based on the liquidation amount of the capital securities and common securities. However, if an event of default under the indenture shall have occurred and is continuing, no payment may be made on any of the trust’s common securities, unless all unpaid amounts on each of the trust’s outstanding capital securities shall have been made or provided for in full.
      If an event of default under the indenture has occurred and is continuing, we, as holder of the trust’s common securities, will be deemed to have waived any right to act on the event of default under the applicable trust agreement until the effect of all events of default relating to the capital securities have been cured, waived or otherwise eliminated. Until the events of default under the applicable trust agreement relating to the capital securities have been so cured, waived or otherwise eliminated, the property trustee will act solely on your behalf and not on our behalf as holder of the trust’s common securities, and only you and the other holders of capital securities will have the right to direct the property trustee to act on your behalf.

Liquidation Distribution Upon Termination
      Each trust agreement states that each trust shall be automatically terminated upon the expiration of the term of the trust and shall also be terminated upon the first to occur of:

•	our bankruptcy, dissolution or liquidation;

•	the distribution of a Like Amount of the junior subordinated debt securities directly to the holders of the capital securities and common securities. For this distribution, we must give at least 30 days’ written notice to the trustees;

•	the redemption of all of the capital securities and common securities of a trust; and

•	a court order for the dissolution of a trust is entered.
      If dissolution of a trust occurs as described in the first, second and fourth bullets above, the applicable trustee shall liquidate the trust as quickly as possible. After paying all amounts owed to creditors, the trustee will distribute to the holders of the capital securities and the common securities either:

•	a Like Amount of junior subordinated debt securities; or

•	if the distribution of the junior subordinated debt securities is determined by the property trustee not to be practical, cash assets equal to the aggregate Liquidation Amount per capital security and common security specified in an accompanying prospectus supplement, plus accumulated and unpaid distributions from that date to the date of payment.
      If a trust cannot pay the full amount due on its capital securities and common securities because insufficient assets are available for payment, then the amounts payable by the trust on its capital securities and common securities shall be paid pro rata. However, if an event of default under the indenture has occurred and is continuing, the total amounts due on the capital securities shall be paid before any distribution on the common securities.
Trust Enforcement Event
      An event of default under the indenture constitutes an event of default under the amended and restated trust agreement. We refer to such an event as a “Trust Enforcement Event”. For more information on events of default under the indenture, see “Description of the Junior Subordinated Debt Securities — Events of Default”. Upon the occurrence and continuance of a Trust Enforcement Event, the property trustee, as the sole holder of the junior subordinated debentures, will have the right under the indenture to declare the principal amount of the junior subordinated debentures due and payable. The amended and restated trust agreement does not provide for any other events of default.
      If the property trustee fails to enforce its rights under the junior subordinated debentures, any holder of capital securities may, to the extent permitted by applicable law, institute a legal proceeding against us to enforce the property trustee’s rights under the junior subordinated debentures and the indenture without first instituting legal proceedings against the property trustee or any other person. In addition, if a Trust Enforcement Event is due to our failure to pay interest or principal on the junior subordinated debentures when due, then the registered holder of capital securities may institute a direct action on or after the due date directly against us for enforcement of payment to that holder of the principal of or interest on the junior subordinated debentures having a principal amount equal to the total liquidation amount of that holder’s capital securities. In connection with such a direct action, we will have the right under the indenture to set off any payment made to that holder by us. The holders of capital securities will not be able to exercise directly any other remedy available to the holders of the junior subordinated debentures.
      Pursuant to the amended and restated trust agreement, the holder of the common securities will be deemed to have waived any Trust Enforcement Event regarding the common securities until all Trust Enforcement Events regarding the capital securities have been cured, waived or otherwise eliminated. Until all Trust Enforcement Events regarding the capital securities have been so cured, waived or otherwise eliminated, the property trustee will act solely on behalf of the holders of the capital securities and only the holders of the capital securities will have the right to direct the enforcement actions of the property trustee.
Removal of Trustees
      Unless an event of default under a trust agreement has occurred and is continuing, we can remove and replace any trustee at any time. If an event of default under a trust agreement has occurred and is continuing, the property trustee and the Delaware trustee may be removed or replaced by the holders of at least a majority in Liquidation Amount of the outstanding capital securities. We are the only one that has the right to remove or replace the administrative trustees. No resignation or removal of any of the trustees and no appointment of a successor trustee shall be effective until the acceptance of appointment by the successor trustee as described in the applicable trust agreement.
Co-Trustees and Separate Property Trustee
      Unless an event of default under a trust agreement has occurred and is continuing, we, as the holder of the common securities, and the administrative trustees shall have the power:

•	to appoint one or more persons approved by the property trustee either to act as co-trustee, jointly with the property trustee, of all or any part of the trust property, or to act as a separate trustee of any trust property, in either case with the powers as provided in the instrument of appointment; and

•	to vest in the person(s) any property, title, right or power deemed necessary or desirable, subject to the provisions of the applicable trust agreement.
      If an event of default under a trust agreement has occurred and is continuing, only the property trustee may appoint a co-trustee or separate property trustee.
Merger or Consolidation of Trustees
      If any of the trustees merge, convert, or consolidate with or into another entity or sells its trust operations to another entity, the new entity shall be the successor of the trustee under each trust agreement, provided that the corporation or other entity shall be qualified and eligible to be a trustee.
Mergers, Consolidations, Amalgamations or Replacements of the Trust
      A trust may not merge with or into, consolidate, amalgamate, or be replaced by or transfer or lease all or substantially all of its properties and assets to any other entity (a merger event), except as described below. A trust may, at our request, with the consent of the administrative trustees and without your consent, merge with or into, consolidate, amalgamate or be replaced by another trust provided that:

•	the successor entity either:

•	expressly assumes all of the obligations of the trust relating to the capital securities; or

•	substitutes for the capital securities other securities with terms substantially similar to the capital securities (successor securities) so long as the successor securities have the same rank as the capital securities for distributions and payments upon liquidation, redemption and otherwise;

•	we expressly appoint a trustee of the successor entity who has the same powers and duties as the property trustee of the trust as it relates to the junior subordinated debt securities;

•	the successor securities are listed or will be listed on the same national securities exchange or other organization that the capital securities are listed on;

•	the merger event does not cause the capital securities or successor securities to be downgraded by any national statistical rating organization;

•	the merger event does not adversely affect the rights, preferences and privileges of the holders of the capital securities or successor securities in any material way;

•	the successor entity has a purpose substantially similar to that of the trust;

•	before the merger event, we have received an opinion of counsel stating that:

•	the merger event does not adversely affect the rights of the holders of the capital securities or any successor securities in any material way; and

•	following the merger event, neither the trust nor the successor entity will be required to register as an investment company under the Investment Company Act; and

•	we own all of the common securities of the successor entity and guarantee the successor entity’s obligations under the successor securities in the same manner provided by the related guarantee.

•	The trusts and any successor entity must always be classified as grantor trusts for U.S. federal income tax purposes unless all of the holders of the capital securities approve otherwise.
Voting Rights; Amendment of Each Trust Agreement
      You have no voting rights except as discussed under “Description of the Capital Securities — Mergers, Consolidations, Amalgamations or Replacements of the Trust” and “Description of the Guarantee — Amendments and Assignment,” and as otherwise required by law and the applicable trust agreement. The property trustee, the administrative trustees and us may amend each trust agreement without your consent:

•	to fix any ambiguity or inconsistency; or

•	to modify, eliminate or add provisions to the applicable trust agreement as shall be necessary to ensure that each trust shall at all times be classified as a grantor trust for U.S. federal income tax purposes.
      The administrative trustees and us may amend each trust agreement for any other reason as long as the holders of at least a majority in aggregate liquidation amount of the capital securities agree, and the trustees receive an opinion of counsel which states that the amendment will not affect the applicable trust status as a grantor trust for U.S. federal income tax purposes, or its exemption from regulation as an investment company under the Investment Company Act, except to:

•	change the amount and/or timing or otherwise adversely affect the method of payment of any distribution or Liquidation Amount on the capital securities or common securities;

•	restrict your right or the right of the common security holder to institute suit for enforcement of any distribution or Liquidation Amount on the capital securities or common securities;
      The changes described in the two bullet points above require the approval of each holder of the capital securities affected.
      So long as the corresponding junior subordinated debt securities of a trust are held by the property trustee of that trust, the trustees shall not:

•	direct the time, method and place of conducting any proceeding for any remedy available to the trustee or executing any trust or power conferred on the trustee relating to the corresponding junior subordinated debt securities;

•	waive any past default under Section 5.13 of the indenture;

•	cancel an acceleration of the principal of the corresponding junior subordinated debt securities; or

•	agree to any change in the indenture or the corresponding junior subordinated debt securities, where the trustees’ approval is required, without obtaining the prior approval of the holders of at least a majority in the aggregate Liquidation Amount of all outstanding related capital securities. However, if the indenture requires the consent of each holder of corresponding junior subordinated debt securities that are affected, then the property trustee must get approval of all holders of capital securities.

      The trustees cannot change anything previously approved by you without your approval to make the change. The property trustee shall notify you of any notice of default relating to the corresponding junior subordinated debt securities.
      In addition, before taking any of the actions described above, the trustees must obtain an opinion of counsel experienced in these matters, stating that the trust will continue to be classified as a grantor trust for U.S. federal income tax purposes.
      As described in each trust agreement, the property trustee may hold a meeting so that you may vote on a change or request that you approve the change by written consent.
      Your vote or consent is not required for the trust to redeem and cancel its capital securities under the trust agreement.
      If your vote is taken or a consent is obtained, any capital securities that are owned by us, the trustees or any affiliate of either of us shall, for purposes of the vote or consent, be treated as if they were not outstanding.
Global Capital Securities
      The capital securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depositary identified in the applicable prospectus supplement. The specific terms of the depositary arrangements for a series of capital securities will be described in the applicable prospectus supplement. See “Book-Entry Issuance.”
Payment and Paying Agents
      Payments regarding the capital securities shall be made to a depositary, which shall credit the relevant accounts at the depositary on the applicable distribution dates or, if any trusts’ capital securities are not held by a depositary, the payments shall be made by check mailed to the address of the holder entitled to it at the address listed in the register.
      Unless otherwise specified in the applicable prospectus supplement, the paying agent shall initially be the property trustee. The paying agent shall be permitted to resign as paying agent with 30 days’ written notice to the property trustee and to us. If the property trustee shall no longer be the paying agent, the administrative trustees shall appoint a successor (which shall be a bank or trust company acceptable to the administrative trustees and to us) to act as paying agent.
Registrar and Transfer Agent
      Unless otherwise specified in the applicable prospectus supplement, the property trustee will act as registrar and transfer agent for the capital securities.
      Registration of transfers of capital securities will be effected without charge by or on behalf of each trust, after payment of any tax or other governmental charges that are imposed in connection with any transfer or exchange. No transfers of capital securities called for redemption will be registered.
Information About the Property Trustee
      The property trustee will perform only those duties that are specifically stated in each trust agreement. If an event of default arises or certain defaults occur and continue under a trust agreement, the property trustee must use the same degree of care and skill in the exercise of its duties as a prudent person would exercise or use in the conduct of his or her own affairs. The property trustee is under no obligation to exercise any of the powers given it by the applicable trust agreement at your request unless it is offered reasonable security or indemnity against the costs, expenses and liabilities that it might incur.

      If no event of default under a trust agreement has occurred and is continuing, and the property trustee is required to decide between alternative courses of action, construe ambiguous provisions in the applicable trust agreement or is unsure of the application of any provisions of the applicable trust agreement, and the matter is not one on which you are entitled to vote, then the property trustee shall:

•	take some action as directed by us; and

•	if not so directed, take whatever action the property trustee deems advisable and in your best interests, and in the best interests of the holders of the capital securities and common securities of the applicable trust and will have no liability except for its own bad faith, negligence or willful misconduct.
Miscellaneous
      The administrative trustees are authorized and directed to conduct the affairs of and to operate the trusts in the manner that:

•	no trust will be deemed to be an investment company required to be registered under the Investment Company Act or to fail to be classified as a grantor trust for U.S. federal income tax purposes;

•	the corresponding junior subordinated debt securities will be treated as our indebtedness for U.S. federal income tax purposes.
      In this connection, the administrative trustees and we are authorized to take any action, consistent with applicable law or the certificate of trust of each trust or each trust agreement, that we each determine in our discretion to be necessary or desirable for these purposes.
      You have no preemptive or similar rights. A trust may not borrow money, issue Debt or mortgages, or pledge any of its assets.
DESCRIPTION OF THE GUARANTEE
General
      We will execute a guarantee, for your benefit at the same time that a trust issues the capital securities. The guarantee trustee will hold the guarantee for your benefit. The guarantee will be qualified as an indenture under the Trust Indenture Act. The form of guarantee has been filed as an exhibit to the registration statement.
      This section summarizes the material terms and provisions of the guarantee. Because this is only a summary, it does not contain all of the details found in the full text of the guarantee. If you would like additional information you should read the form of guarantee agreement.
      We will irrevocably agree to pay to you in full the Guarantee Payments as and when due, regardless of any defense, right of set-off or counterclaim which the trust may have or assert other than the defense of payment. The following payments, to the extent not paid by a trust, will be subject to the guarantee:

•	any accumulated and unpaid distributions required to be paid on the capital securities, to the extent that the trust has applicable funds available to make the payment;

•	the redemption price and all accrued and unpaid distributions to the date of redemption on the capital securities called for redemption, to the extent that the trust has funds available to make the payment; or

•	in the event of a voluntary or involuntary dissolution, winding up or liquidation of the trust (other than in connection with a distribution of corresponding junior subordinated debt securities to you or the redemption of all the related capital securities), the lesser of:

•	the aggregate of the Liquidation Amount specified in the applicable prospectus supplement for each capital security plus all accrued and unpaid distributions on the capital securities to the date of payment; and

•	the amount of assets of the trust remaining available for distribution to you.
      We can satisfy our obligation to make a guarantee payment by direct payment to you of the required amounts or by causing the trust to pay those amounts to the holders.
      Each guarantee will be an irrevocable guarantee on a subordinated basis of the related trust’s obligations under the capital securities, but will apply only to the extent that the related trust has funds sufficient to make the payments, and is not a guarantee of collection.
      No single document executed by us that is related to the issuance of the capital securities will provide for its full, irrevocable and unconditional guarantee of the capital securities. It is only the combined operation of the applicable guarantee, the applicable trust agreement, the indenture and the expense agreement that has the effect of providing a full, irrevocable and unconditional guarantee of the trust’s obligations under its capital securities.
Status of Guarantees
      Each guarantee will constitute an unsecured obligation of ours and will rank subordinate and junior in right of payment to all of our Senior Debt; and each guarantee will rank equally with all other guarantees issued by us. The guarantee will constitute a guarantee of payment and not of collection (in other words you may sue us, or seek other remedies, to enforce your rights under the guarantee without first suing any other person or entity). Each guarantee will be held for your benefit. Each guarantee will not be discharged except by payment of the Guarantee Payments in full to the extent not previously paid by the trust or upon distribution to you of the corresponding series of junior subordinated debt securities. None of the guarantees places a limitation on the amount of additional Senior Debt that we may incur. We expect to incur from time to time additional indebtedness constituting Senior Debt.
Amendments and Assignment
      Except regarding any changes which do not adversely affect your rights in any material respect (in which case your consent will not be required), the guarantee may only be amended with the prior approval of the holders of at least a majority in aggregate Liquidation Amount of the outstanding capital securities. A description of the manner in which approval may be obtained is described under “Description of the Capital Securities — Voting Rights; Amendment of Each Trust Agreement.” All guarantees and agreements contained in each guarantee will be binding on our successors, assigns, receivers, trustees and representatives and shall inure to the benefit of the holders of the related capital securities then outstanding.
Events of Default
      An event of default under each guarantee occurs if we fail to make any of our required payments or perform our obligations under the guarantee. The holders of at least a majority in aggregate Liquidation Amount of the related capital securities will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the guarantee trustee relating to the guarantee or to direct the exercise of any trust or power given to the guarantee trustee under the guarantee.
      You may institute a legal proceeding directly against us to enforce your rights under the guarantee without first instituting a legal proceeding against the trust, the guarantee trustee or any other person or entity.

      As guarantor, we are required to file annually with the guarantee trustee a certificate stating whether or not we are in compliance with all the conditions and covenants applicable to us under the guarantee.
Information About the Guarantee Trustee
      The guarantee trustee, other than during the occurrence and continuance of an event of default by us in the performance of any guarantee, will only perform the duties that are specifically described in the guarantee. After an event of default on any guarantee, the guarantee trustee will exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the guarantee trustee is under no obligation to exercise any of its powers as described in the guarantee at your request unless it is offered reasonable indemnity against the costs, expenses and liabilities that it might incur.
Termination of Capital Securities Guarantees
      Each guarantee will terminate once the related capital securities are paid in full or upon distribution of the corresponding series of junior subordinated debt securities to you. Each guarantee will continue to be effective or will be reinstated if at any time you are required to restore payment of any sums paid under the capital securities or the guarantee.
RELATIONSHIP AMONG THE CAPITAL SECURITIES, THE CORRESPONDING JUNIOR
SUBORDINATED DEBT SECURITIES AND THE GUARANTEES
Full and Unconditional Guarantee
      Payments of distributions and other amounts due on the capital securities (to the extent the trust has funds available for the payments) will be irrevocably guaranteed by us to the extent described under “Description of the Guarantee.” No single document executed by us in connection with the issuance of the capital securities will provide for its full, irrevocable and unconditional guarantee of the capital securities. It is only the combined operation of our obligations under the related guarantee, the related trust agreement, the corresponding series of junior subordinated debt securities, the indenture and the expense agreement that has the effect of providing a full, irrevocable and unconditional guarantee of the trust’s obligations under the related series of capital securities.
      If we do not make payments on any series of corresponding junior subordinated debt securities, the related trust will not pay distributions or other amounts on the related capital securities. The guarantee does not cover payments of distributions when the related trust does not have sufficient funds to pay such distributions. If that occurs, your remedy is to sue us, or seek other remedies, to enforce your rights under the guarantee without first instituting a legal proceeding against the guarantee trustee.
Sufficiency of Payments
      As long as we make payments of interest and other payments when due on each series of corresponding junior subordinated debt securities, the payments will be sufficient to cover the payment of distributions and other payments due on the related capital securities, primarily because:

•	the aggregate principal amount of each series of corresponding junior subordinated debt securities will be equal to the sum of the aggregate liquidation amount of the related capital securities and common securities;

•	the interest rate and interest and other payment dates on each series of corresponding junior subordinated debt securities will match the distribution rate and distribution and other payment dates for the related capital securities;

•	we shall pay for any and all costs, expenses and liabilities of a trust except the trust’s obligations to holders of its capital securities under the capital securities; and

•	each trust agreement provides that the trust will not engage in any activity that is inconsistent with the limited purposes of the trust.
      We have the right to set-off any payment we are otherwise required to make under the indenture with and to the extent we have made, or are concurrently on the date of the payment making, a payment under the related guarantee.
Enforcement Rights of Holders of Capital Securities
      You may institute a legal proceeding directly against us to enforce your rights under the related guarantee without first instituting a legal proceeding against the guarantee trustee, the related trust or any other person or entity.
      A default or event of default under any of our Senior Debt would not constitute a default or event of default under the trust agreements. However, in the event of payment defaults under, or acceleration of, any of our Senior Debt, the subordination provisions of the indenture provide that no payments will be made regarding the corresponding junior subordinated debt securities until the Senior Debt has been paid in full or any payment default on it has been cured or waived. Failure to make required payments on any series of corresponding junior subordinated debt securities would constitute an event of default under the trust agreements.
Limited Purpose of Trusts
      Each trust’s capital securities evidence a beneficial interest in the respective trust, and each trust exists for the sole purpose of issuing its capital securities and common securities and investing the proceeds in corresponding junior subordinated debt securities. A principal difference between the rights of a holder of a capital security and a holder of a corresponding junior subordinated debt security is that a holder of a corresponding junior subordinated debt security is entitled to receive from us the principal amount of and interest accrued on corresponding junior subordinated debt securities held, while a holder of capital securities is entitled to receive distributions from the trust (or from us under the applicable guarantee) if and to the extent the trust has funds available for the payment of distributions.
Rights Upon Termination
      In the event of any voluntary or involuntary termination, winding up or liquidation of any trust involving a liquidation of the corresponding junior subordinated debt securities held by a trust, you will be entitled to receive, out of assets held by that trust, the liquidation distribution in cash. See “Description of the Capital Securities — Liquidation Distribution Upon Termination.” In the event of our voluntary or involuntary liquidation or bankruptcy, the property trustee, as holder of the corresponding junior subordinated debt securities, would be a subordinated creditor of ours, subordinated in right of payment to all senior debt, but entitled to receive payment in full of principal, premium, if any, and interest, before any of our common stockholders receive payments or distributions. Since we are the guarantor under each guarantee and have agreed to pay for all costs, expenses and liabilities of each trust (other than the trust’s obligations to you), your position and the position of a holder of the corresponding junior subordinated debt securities relative to other creditors and to our stockholders in the event of our liquidation or bankruptcy are expected to be substantially the same.
BOOK-ENTRY ISSUANCE
      DTC will act as securities depositary for all of the capital securities and the junior subordinated debt securities, unless otherwise stated in the applicable prospectus supplement. We will issue the capital securities and junior subordinated debt securities only as fully-registered securities registered in the name of Cede & Co. (DTC’s nominee). We will issue and deposit with DTC one or more fully-registered global certificates for the capital securities of each trust and junior subordinated debt securities representing in the aggregate, the total number of the trust’s capital securities or aggregate principal balance of junior subordinated debt securities, respectively.
      DTC is a limited purpose trust company organized under the New York Banking Law, a banking organization under the meaning of the New York Banking Law, a member of the Federal Reserve System, a clearing corporation under the meaning of the New York Uniform Commercial Code, and a clearing agency registered under the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among participants of securities transactions, like transfers and pledges, in deposited securities through electronic computerized book-entry changes in the participants’ accounts, eliminating in this manner the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations. DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Others, like securities brokers and dealers, banks and trust companies that clear through or maintain custodial relationships with Direct Participants, either directly or indirectly, the Indirect Participants, also have access to the DTC system. The rules applicable to DTC and its participants are on file with the SEC.
      Purchases of capital securities or junior subordinated debt securities within the DTC system must be made by or through Direct Participants, who will receive a credit for the capital securities or junior subordinated debt securities on DTC’s records. The ownership interest of each actual purchaser of each capital security and each junior subordinated debt securities is in turn to be recorded on the Direct and Indirect Participants’ records. DTC will not send written confirmation to Beneficial Owners of their purchases, but Beneficial Owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the Direct or Indirect Participants through which the Beneficial Owners purchased capital securities or junior subordinated debt securities. Transfers of ownership interests in the capital securities or junior subordinated debt securities are to be accomplished by entries made on the books of participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in capital securities or junior subordinated debt securities, unless the book-entry system for the capital securities of the trust or junior subordinated debt securities is discontinued.
      DTC has no knowledge of the actual Beneficial Owners of the capital securities or junior subordinated debt securities. DTC’s records reflect only the identity of the Direct Participants to whose accounts the capital securities or junior subordinated debt securities are credited, which may or may not be the Beneficial Owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.
      Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners and the voting rights of Direct Participants, Indirect Participants and Beneficial Owners, subject to any statutory or regulatory requirements as is in effect from time to time, will be governed by arrangements among them.
      We will send redemption notices to Cede & Co. as the registered holder of the capital securities or junior subordinated debt securities. If less than all of a trust’s capital securities or the junior subordinated debt securities are redeemed, DTC’s current practice is to determine by lot the amount of the interest of each Direct Participant to be redeemed.
      Although voting on the capital securities or the junior subordinated debt securities is limited to the holders of record of the capital securities or junior subordinated debt securities, in those instances in which a vote is required, neither DTC nor Cede & Co. will itself consent or vote on capital securities or junior subordinated debt securities. Under its usual procedures, DTC would mail an Omnibus Proxy to the relevant trustee as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.’s consenting or voting rights to Direct Participants for whose accounts the capital securities or junior subordinated debt securities are credited on the record date (identified in a listing attached to the Omnibus Proxy).
      The relevant trustee will make distribution payments on the capital securities or on the junior subordinated debt securities to DTC. DTC’s practice is to credit Direct Participants’ accounts on the relevant payment date in accordance with their respective holdings shown on DTC’s records unless DTC has reason to believe that it will not receive payments on the payment date. Standing instructions and customary practices will govern payments from participants to Beneficial Owners. Subject to any statutory or regulatory requirements, participants, and not DTC, the relevant trustee, trust or us will be responsible for the payment. The relevant trustee is responsible for payment of distributions to DTC. Direct and Indirect Participants are responsible for the disbursement of the payments to the Beneficial Owners.
      DTC may discontinue providing its services as securities depositary on any of the capital securities or the junior subordinated debt securities at any time by giving reasonable notice to the relevant trustee and to us. If a successor securities depositary is not obtained, final capital securities or junior subordinated debt securities certificates must be printed and delivered. We may at our option decide to discontinue the use of the system of book-entry transfers through DTC (or a successor depositary). After an event of default, the holders of a majority in liquidation preference of capital securities or aggregate principal amount of junior subordinated debt securities may discontinue the system of book-entry transfers through DTC. In this case, final certificates for the capital securities or junior subordinated debt securities will be printed and delivered.
      The trusts and we have obtained the information in this section about DTC and DTC’s book-entry system from sources that they believe to be accurate, but the trusts and we assume no responsibility for the accuracy of the information. Neither the trusts nor USB have any responsibility for the performance by DTC or its participants of their respective obligations as described in this prospectus or under the rules and procedures governing their respective operations.
PLAN OF DISTRIBUTION
      We may sell the securities:

•	through underwriters or dealers;

•	directly to one or more purchasers; or

•	through agents.
      The applicable prospectus supplement will include the names of underwriters, dealers or agents retained. The applicable prospectus supplement will also include the purchase price of the securities, our proceeds from the sale, any underwriting discounts or commissions and other items constituting underwriters’ compensation, and any securities exchanges on which the securities are listed.
      The underwriters will acquire the securities for their own account. They may resell the securities in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the securities will be subject to some conditions. The underwriters will be obligated to purchase all the securities offered if any of the securities are purchased. Any initial public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time.
      Underwriters, dealers, and agents that participate in the distribution of the securities may be underwriters as defined in the Securities Act, and any discounts or commissions received by them from us and any profit on the resale of the securities by them may be treated as underwriting discounts and commissions under the Securities Act.
      We may have agreements with the underwriters, dealers, and agents to indemnify them against some civil liabilities, including liabilities under the Act, or to contribute to payments which the underwriters, dealers or agents may be required to make.

      Underwriters, dealers and agents may engage in transactions with, or perform services for, us or our subsidiaries in the ordinary course of their businesses.
      We may authorize underwriters, dealers and agents to solicit offers by certain specified institutions to purchase securities from us at the public offering price stated in the applicable prospectus supplement on delayed delivery contracts providing for payment and delivery on a specified date in the future. These contracts will be subject only to the conditions included in the applicable prospectus supplement, and the prospectus supplement will specify the commission payable for solicitation of such contracts.
      We may determine the price or other terms of the securities offered under this prospectus by use of an electronic auction. We will describe in the applicable prospectus supplement how any auction will be conducted to determine the price or any other terms of the securities, how potential investors may participate in the auction and, where applicable, the nature of the underwriters’ obligations with respect to the auction.
      Unless the applicable prospectus supplement states otherwise, all securities except for common stock will be new issues of securities with no established trading market. Any underwriters who purchase securities from us for public offering and sale may make a market in such securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We cannot assure you that the trading market for any securities will be liquid.
      The maximum commission or discount to be received by any dealer/underwriter will not exceed eight (8) percent.
VALIDITY OF SECURITIES
      Unless otherwise indicated in the applicable prospectus supplement, some legal matters will be passed upon for us by Squire, Sanders & Dempsey L.L.P., Cincinnati, Ohio, our counsel, and for the underwriters, by Shearman & Sterling LLP, New York, New York. Richards, Layton & Finger P.A., Wilmington, Delaware, special Delaware counsel for the trusts, will pass on some legal matters for the trusts. Squire, Sanders & Dempsey L.L.P. and Shearman & Sterling LLP will rely on the opinion of Richards, Layton & Finger, P.A., Wilmington, Delaware as to matters of Delaware law regarding the trusts.
EXPERTS
      Our financial statements as of December 31, 2004 and 2003 and for each of the two years in the period ended December 31, 2004 and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004 incorporated in this prospectus by reference from our Annual Report on Form 10-K for the year ended December 31, 2004 have been audited by Ernst & Young LLP, independent registered public accounting firm, as stated in their reports which are incorporated by reference in this prospectus. Our financial statements for the year ended December 31, 2002 incorporated in this prospectus by reference from our Annual Report on Form 10-K for the year ended December 31, 2004 have been audited by PricewaterhouseCoopers LLP, independent registered public accounting firm, as stated in their report. Such financial statements and management’s assessment are incorporated herein by reference in reliance upon the reports of such firms given on their authority as experts in accounting and auditing.

GLOSSARY
      Below are abbreviated definitions of capitalized terms used in this prospectus and in the applicable prospectus supplement. The applicable prospectus supplement may contain a more complete definition of some of the terms defined here and reference should be made to the applicable prospectus supplement for a more complete definition of these terms.
      “Additional Sums” refers to the additional amounts required to be paid so that the amount of distributions due and payable by a trust on outstanding capital securities and common securities shall not be reduced because of any additional taxes, duties and other governmental charges to which a trustee is subject because of a Tax Event.
      “Beneficial Owner” refers to the ownership interest of each actual purchaser of each debt security.
      “Company” refers to U.S. Bancorp and its subsidiaries, unless otherwise stated.
      “Debt” means, for any person, whether recourse is to all or a portion of the assets of the person and whether or not contingent:

•	every obligation of the person for money borrowed;

•	every obligation of the person evidenced by bonds, debt securities, notes or other similar instruments, including obligations incurred in connection with the acquisition of property, assets or businesses;

•	every reimbursement obligation of the person regarding letters of credit, bankers’ acceptances or similar facilities issued for the account of the person;

•	every obligation of the person issued or assumed as the deferred purchase price of property or services (but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business);

•	every capital lease obligation of the person;

•	all indebtedness of the person whether incurred on, before, or after the date of the indenture, for claims relating to derivative products, including interest rate, foreign exchange rate and commodity-forward contracts, options and swaps and similar arrangements; and

•	every obligation of the type referred to in the first through the sixth bullet points above of another person and all dividends of another person the payment of which, in either case, the person has guaranteed or is responsible or liable, directly or indirectly, as obligor or otherwise.
      “Depositary” refers to a bank or trust company selected by us, having its principal office in the United States and a combined capital and surplus of at least $50 million and where we will deposit the shares of any series of the preferred stock underlying the depositary shares under a separate deposit agreement between us and that bank or trust company.
      “Direct Participants” refers to securities brokers and dealers, banks, trust companies, clearing corporations and other organizations who, with the New York Stock Exchange, Inc., the American Stock Exchange Inc., and the National Association of Securities Dealers, Inc., own DTC. Purchases of debt securities within the DTC system must be made by or through Direct Participants who will receive a credit for the debt securities on DTC’s records.
      “Guarantee Payments” refers to the following payments, to the extent not paid by a trust, which will be subject to the guarantee:

•	any accumulated and unpaid distributions required to be paid on the capital securities, to the extent that the trust has applicable funds available to make the payment;

•	the redemption price and all accrued and unpaid distributions to the date of redemption with respect to capital securities called for redemption, to the extent that the trust has funds available to make the payment; or

•	in the event of a voluntary or involuntary dissolution, winding up or liquidation of the trust (other than in connection with a distribution of corresponding junior subordinated debt securities to you or the redemption of all the related capital securities), the lesser of:

•	the aggregate of the Liquidation Amount specified in the prospectus supplement for each capital security plus all accrued and unpaid distributions on the capital securities to the date of payment; and

•	the amount of assets of the trust remaining available for distribution to you.
      “Indirect Participants” refers to others, like securities brokers and dealers, banks and trust companies that clear through or maintain custodial relationships with Direct Participants, either directly or indirectly, and who also have access to the DTC system.
      “Omnibus Proxy” refers to the omnibus proxy that DTC would mail under its usual procedures to the relevant trustee as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.’s consenting or voting rights to Direct Participants for whose accounts the debt securities are credited on the record date.
      “Senior Debt” means the principal of, premium, if any, and interest, if any (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to us whether or not the claim for post-petition interest is allowed in the proceeding) on, our Debt whether incurred on, before or subsequent to the date of the indenture, unless, in the instrument creating or evidencing the Debt or under which the Debt is outstanding, it is provided that the obligations are not superior in right of payment to the junior subordinated debt securities.
      “Tier 1 Capital” refers to the sum of core capital elements, less goodwill, other intangible assets, interest-only strip receivables, deferred tax assets, nonfinancial equity investments and certain other items. The core capital elements include: common stockholders’ equity, qualifying noncumulative perpetual preferred stock (including related surplus), Class A minority interest and restricted core capital elements. The restricted core capital elements may not exceed 25% of the sum of all core capital elements and include qualifying cumulative perpetual preferred stock (including related surplus), Class B minority interest, Class C minority interest and qualifying trust preferred securities.

12,000,000 Securities
USB Capital VII
5.875% Trust Preferred Securities
fully and unconditionally guaranteed by

PROSPECTUS SUPPLEMENT

Citigroup
Morgan Stanley
Merrill Lynch & Co.
UBS Investment Bank
Wachovia Securities
A.G. Edwards
Charles Schwab & Co., Inc.
RBC Dain Rauscher
August 3, 2005